The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting offers to buy these securities in any state where the offer or sale is not permitted. These securities may not be sold nor may offers to buy be accepted before the prospectus supplement is delivered in final form.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-101607

Subject to Completion, dated April 7, 2004

Prospectus supplement

To prospectus dated December 31, 2002

Allied Waste Industries, Inc.
$200,000,000
               % Senior Subordinated Convertible Debentures due 2034

The debentures will bear interest at the rate of         % per annum. Interest on the debentures is payable in arrears on                 and                 of each year, commencing                 , 2004. Beginning with the six-month interest period commencing on                 , 2009, we will pay additional contingent interest on the interest payment date for a six-month interest period if the average trading price of the debentures during the five trading day period ending on the second trading day immediately preceding the applicable interest period equals or exceeds 125% of the principal amount of the debentures.

Holders may convert the debentures into shares of our common stock prior to stated maturity under the following circumstances:

(1) during any calendar quarter commencing after                 , 2004, and during such calendar quarter, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 125% of the conversion price on such trading day; (2) if the debentures have been called for redemption by us; (3) subject to certain limitations, during the five business day period after any three consecutive trading day period in which the average trading price per debenture over such period was less than 98% of the average of the product of the conversion rate and the last reported sale price of our common stock; or (4) upon the occurrence of certain corporate transactions described in this prospectus supplement. Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock.

The conversion rate will initially be                shares of our common stock per $1,000 principal amount of debentures, which is equivalent to a conversion price of $        per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.

The debentures will mature on                 , 2034 unless earlier converted, redeemed or repurchased by us. We may redeem some or all of the debentures for cash, at any time and from time to time, on or after                 , 2009 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. You may require us to repurchase some or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest to, but excluding, the applicable repurchase date on                 , 2011,                 , 2014,                 , 2019,                 , 2024 and                 , 2029 or following a fundamental change as described in this prospectus supplement that occurs at any time prior to their maturity. We may deliver cash, common stock or a combination of cash and common stock to satisfy the repurchase price.

The debentures will be our senior subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future senior debt, will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness. Payment of principal and interest on the debentures will be structurally subordinated to the liabilities of our subsidiaries.

We have granted the underwriters an option to purchase within 13 days from and including the initial closing date up to an additional $30,000,000 in principal amount of debentures to cover overallotments.

The debentures will be subject to United States federal income tax rules applicable to contingent payment debt instruments. See “Material United States federal income tax considerations.”

See “Risk factors” beginning on page S-13 of this prospectus supplement and on page 2 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Proceeds, before
	Public offering price		Underwriting discount[1]		expenses, to us

Per Note		%		%	%
Total	$		$		$

(1) In addition to this underwriting discount, we will be paying the “qualified independent underwriter” (as defined in Rule 2720 of the Conduct Rules of NASD) a fee in connection with this offering. See “Underwriting.”

The debentures will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “AW.” The last reported sale price of our common stock on the New York Stock Exchange on April 5, 2004 was $13.45 per share.

We expect that delivery of the debentures will be made to investors in book-entry form through The Depositary Trust Company on or about                 , 2004.

Joint Book-Running Managers
JPMorgan
Citigroup

Co-Managers
Banc One Capital Markets, Inc.

BNP Paribas

Credit Lyonnais Securities (USA)

Scotia Capital
Qualified Independent Underwriter

Friedman Billings Ramsey

                    , 2004

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

Prospectus Supplement

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Where you can find more information

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the “Commission,” under the Securities Act of 1933, as amended, or the “Securities Act.” We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy any document we file with the Commission at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004, and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 9 or Item 12 of Form 8-K) until our offering is completed or terminated.

The preceding list supercedes and replaces the documents listed in the accompanying prospectus under the heading “Where You Can Find More Information.”

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations
Allied Waste Industries, Inc.
15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260
(480) 627-2700

You may also obtain copies of these filings, at no cost, by accessing our website at http://www.alliedwaste.com; however, the information found on our website is not considered part of this prospectus supplement.

You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. We have not authorized anyone else to provide you with different information.

ii

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the Commission. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading “Risk factors” and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

Industry and market data

Certain industry and market data included in this prospectus supplement has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any industry, market or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus supplement and the accompanying prospectus.

iii

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus supplement and accompanying prospectus carefully, including the “Risk Factors” and the financial statements and the related notes which are incorporated by reference in this prospectus supplement and accompanying prospectus. Unless the context requires otherwise, reference in this prospectus supplement or accompanying prospectus to:

•	“Allied,” “we,” or “our” refers to Allied Waste Industries, Inc., the issuer of the debentures, and its direct and indirect subsidiaries on a consolidated basis, including Allied NA, and

•	“Allied NA” refers to Allied Waste North America, Inc., a wholly-owned subsidiary of Allied, and its direct and indirect subsidiaries.

Company Overview

We are the second largest, non-hazardous solid waste management company in the United States. We provide collection, transfer, recycling and disposal services for approximately 10 million residential, commercial and industrial customers. We operate as a vertically integrated company which entails picking up waste from businesses and residences and disposing of that waste in our own landfills to the extent that it is economically beneficial (referred to as internalization). This allows us greater stability in and control over the waste flow into our landfills and, therefore, greater control over the cash flow stability in our business.

As of December 31, 2003, we served our customers through a network of 313 collection companies, 165 transfer stations, 166 active landfills and 57 recycling facilities in 37 states. We reported revenues of approximately $5.2 billion for the years ended December 31, 2003 and 2002. During the years ended December 31, 2003 and 2002, we generated operating cash flows of approximately $783.9 million and $976.6 million, and reinvested approximately $491.8 million and $536.3 million of capital into the business, respectively. During 2003, we reduced our debt balance by $648 million to $8.2 billion and our debt to total capitalization was 76.6% and 82.1% at December 31, 2003 and 2002, respectively. Our current business objectives are to focus on internal growth and generate cash flow to repay debt.

Our management philosophy utilizes a decentralized operating model, with centralized management oversight and centralized control functions and activities related to risk management and regulatory compliance. Because the waste collection and disposal business is a very local business, operations and opportunities differ in each of our markets. By utilizing a decentralized operating model, the day-to-day operating decisions are made locally, close to the customer. We believe that this model allows us to maximize the growth and development opportunities in each market in which we operate and has largely contributed to our ability to operate the business efficiently, while maintaining effective controls over our operations and administrative matters, including financial reporting and risk management.

We acquire companies within the waste industry that either provide additional infrastructure, such as landfills and transfer stations in existing markets, or tuck into our existing collection companies and enhance our internalization and profitability in a market. Since 2001, we have funded the acquisition of companies through the proceeds from divestitures of our own assets that were not operating in a manner consistent with our business model.

Industry Trends

Based on industry data, we estimate that the non-hazardous solid waste industry in the United States generates approximately $42 billion of annual revenue from publicly traded companies, municipalities and privately held companies. Publicly traded companies generate approximately 49% of the revenues, while municipalities and private companies generate the remaining revenues. Presently, the three largest publicly traded companies in the waste management industry in the United States generate over 90% of the public company revenues.

Business Strategy

Our business strategy is aimed at maximizing operating cash flows to reinvest in our business and to continue to pay down debt. The components of this strategy are:

Vertical Integration and Internalization. Vertical integration has been and continues to be the key element of our business strategy. The fundamental objective of the vertical integration business model is to control the waste stream from the point of collection through disposal, thereby achieving a high rate of waste internalization. We have built through market-specific acquisitions vertically integrated operations typically consisting of collection companies, transfer stations, recycling facilities and landfills. Within our markets, we seek to strengthen our competitive position and improve our financial returns by acquiring and selling operating assets. We believe that we can realize competitive advantages by continuously implementing this strategy across existing and selected new markets in the United States. Our internalization rate, as measured by collection volumes, was approximately 72% at the end of 2003 and 71% at the end of 2002.

Focus on Customer Service Excellence. Decentralized operations and local management characterize our operations-oriented business strategy. Historically, we have successfully focused our management development activities on recruiting and retaining operating managers with extensive industry and local market experiences. Our senior operating management averages over 25 years of industry experience. By continuing to hire and retain experienced, local market-oriented managers, we believe that we are well positioned to react to customer needs and changes in our markets and are able to capitalize on growth opportunities. The focus on customer services is supported by investing in and maintaining a quality asset base and providing training programs that maximize our operational excellence.

Internal Development and Incremental Acquisitions. Our focus is on achieving a sustainable rate of long-term growth and efficiently operating our assets. We intend to increase revenues by increasing collection and disposal volumes. We also intend to increase revenue by increasing the rates we charge for the services we provide. We intend to supplement this internal growth with acquisitions of operating assets in existing markets, such as landfills and transfer stations, and tuck-in acquisitions of privately owned solid waste collection and disposal operations. We also intend to examine opportunities when government entities privatize the operation of all or part of their solid waste systems. In addition, we seek to maintain broad domestic geographic diversification in our operations through market development initiatives.

Maintaining Financial Capacity and Infrastructure for Future Growth. We seek to implement our business strategy by maintaining sufficient financial capacity and effective administrative systems and controls. Our operating cash flows have historically been sufficient to fund our debt service, working capital and capital expenditure requirements, and we maintain revolving line of credit capacity which has been sufficient to handle seasonal and other peak spending requirements. Cash flows in excess of current year debt maturities have been applied to future maturities.

Our system of internal controls is implemented through clear policies and procedures and appropriate delegation of authority and segregation of responsibility. Our company policies establish a philosophy of conducting operations in a responsible and ethical manner. Our system of internal controls is reviewed, modified and improved as changes occur in business conditions and our operations.

Operations

Our revenue mix (based on net revenues) for 2003 was approximately $3.9 billion collection, $633.4 million landfill, $400.6 million transfer, $194.8 million recycling and $124.5 million other. No one customer has individually accounted for more than 1% of our consolidated revenue in any of the last three years.

Collection. Collection operations involve collecting and transporting non-hazardous waste from the point of generation to the site of disposal, which may be a transfer station or a landfill. Fees relating to collection services are based on collection frequency, type of equipment furnished (if any), special handling needs, the type and volume or weight of the waste collected, the distance traveled to the transfer station or disposal facility and the cost of disposal, as well as general competitive and prevailing local economic conditions. Depending on the customer being served, we generally provide solid waste collection under the following four service lines:

•	Commercial. We provide containerized non-hazardous solid waste disposal services to a wide variety of commercial and industrial customers. Commercial revenue represents approximately 35% of our collection revenue. We provide customers with containers that are designed to be lifted mechanically and emptied into a collection vehicle’s compaction hopper. Our commercial containers generally range in size from one to eight cubic yards. Commercial contract terms generally range from 1 to 3 years and commonly have renewal options.

•	Residential. We perform residential collection services under individual monthly subscriptions directly to households or under exclusive contracts with municipal governments that allow us to service all or a portion of the homes in the municipalities at established rates. Municipal contracts generally have a term of 3 to 5 years and commonly have renewal options. We seek to obtain municipal contracts that enhance the efficiency and profitability of our operations as a result of the density of collection customers within a given area. Residential revenue represents approximately 29% of our collection revenue, approximately 43% of which is subscription revenue and approximately 57% of which is municipal revenue. Prior to the end of the term of most municipal contracts, we will attempt to renegotiate the contract, and if unable to do so, will generally re-bid the contract on a sealed bid basis. We also make residential collection service arrangements directly with households. We seek to enter into residential service arrangements where the route density is high, thereby creating additional economic benefit. Residential collection fees are either paid by the municipalities out of tax revenues or service charges or are paid directly by the residents who receive the service.

•	Roll-Off. Roll-off revenue represents approximately 31% of our collection revenue. We provide roll-off collection services to a wide variety of commercial and industrial customers as well as residential customers. We provide customers with containers that are designed to be lifted mechanically and loaded onto the collection vehicle. Our roll-off containers generally range in size from 20 to 40 cubic yards. The collection vehicle returns to the transfer station or landfill after pulling the container from each customer. Contracts for roll-off containers may provide for temporary (such as the removal of waste from a construction site) or ongoing services.

•	Recycling. Recycling collection revenue represents approximately 5% of our total collection revenue. Recycling collection services includes curbside collection of recyclable materials for residential customers and commercial and industrial collection of recyclable materials. We generally charge recycling fees based on the service sought by the customer. The customer pays for the cost of removing, sorting and transferring recyclable materials downstream in the recycling process. The collection vehicle will collect the waste from many customers before traveling to a material recovery facility to deliver the recyclables.

Transfer Stations. A transfer station is a facility where solid waste collected by third-party and company owned vehicles is consolidated and then transferred to and compacted in large, specially constructed trailers for transportation to disposal facilities. This consolidation reduces costs by increasing the density of the waste being transported through compaction and by improving utilization of collection personnel and equipment. We generally base fees upon such factors as the type and volume or weight of the waste transferred, the transport distance to the disposal facility, the cost of disposal and general competitive and economic conditions. We believe that as increased regulations and public pressure restrict the development of landfills in urban and suburban areas, transfer stations will continue to be used as an efficient means to transport waste over longer distances to available landfills.

Landfills. Non-hazardous solid waste landfills are the primary method of disposal of solid waste in the United States. Currently, a landfill must be designed, permitted, operated and closed in compliance with comprehensive federal, state and local regulations, most of which are promulgated under Subtitle D of the Resource Conservation and Recovery Act. Operating procedures include excavation of earth, spreading and compacting of waste, and covering of waste with earth or other inert material. Disposal fees and the cost of transferring solid waste to the disposal facility place an economic restriction on the geographic scope of landfill operations in a particular market. Access to a disposal facility, such as a landfill, is necessary for all solid waste management companies. While access to disposal facilities owned or operated by unaffiliated parties can generally be obtained, we prefer, in keeping with our business strategy, to own or operate our own disposal facilities. This strategy ensures access and allows us to internalize disposal fees.

Recycling— Commodity. We receive mixed waste materials at a materials recovery facility, which is often integrated into, or contiguous to, a transfer or collection operation. At the facility, we sort, separate, accumulate, bind or place in a container and ready for transport materials such as paper, cardboard, plastic, aluminum and other metals. We also engage in organic materials recycling and/or disposal. Cardboard and various grades of paper represented approximately 76% of our processed recyclable product in 2003. The purchaser of the recyclables generally pays for the sorted materials based on fluctuating spot-market prices. We seek to mitigate exposure to fluctuating commodity prices by entering into contractual agreements that set a minimum sales price on the recyclables and when possible passing through profit or loss from the sale of recyclables to customers.

Recent developments; Refinancing plan

On January 2, 2004, Allied NA repaid $225.0 million in aggregate principal amount of Allied NA’s 7 3/8% Senior Notes due 2004 with cash on hand. This represented the entire outstanding amount of Allied NA’s 7 3/8% Senior Notes due 2004.

In February 2004, Allied NA redeemed $825.0 million in aggregate principal amount of Allied NA’s 7 7/8% Senior Notes due 2009 at a redemption price of 103.9375% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. Allied NA funded this redemption with gross proceeds from a private offering of $400.0 million in aggregate principal amount of Allied NA’s 5 3/4% Senior Notes due 2011 and $425.0 million in aggregate principal amount of Allied NA’s 6 1/8% Senior Notes due 2014 completed in January 2004. Initial purchasers’ discounts, commissions and other expenses, including premiums paid for the retirement of the 7 7/8% Senior Notes due 2009, were paid with proceeds from additional borrowings under Allied NA’s revolving credit facility. On April 2, 2004, Allied NA sent a notice of redemption with respect to the remaining $50.0 million of Allied NA’s 7 7/8% Senior Notes due 2009 and Allied NA expects to redeem the 7 7/8% Senior Notes due 2009 on May 3, 2004. Allied NA expects to fund the redemption, including the premium, from additional borrowings under its revolving credit facility or from available cash.

The offering of Allied NA’s January 2004 senior notes, including the uses of proceeds and the payment of the initial purchasers’ discounts, commissions and other expenses, including premiums, for the retirement of a portion of Allied NA’s 7 7/8% Senior Notes due 2009, are referred to in this offering memorandum as the “January Transactions.”

On March 22, 2004, Allied NA announced an offer to purchase, or the “Tender Offer,” for cash up to $1.0 billion in aggregate principal amount of Allied NA’s outstanding 10% Senior Subordinated Notes due 2009, or “senior subordinated notes.” The Tender Offer expires at 9:00 a.m., New York City time, on Tuesday, April 20, 2004, or the “expiration date,” unless extended or earlier terminated. The consummation of the Tender Offer is conditioned upon our ability to raise approximately $1.0 billion in gross proceeds through a combination of additional borrowings under Allied NA’s senior credit facility and one or more securities offerings. We reserve the right to waive any or all conditions to the Tender Offer. As of 5:00 p.m., New York City time, on Friday, April 2, 2004, or the “early tender date,” the last day for holders of senior subordinated notes to validly withdraw tendered senior subordinated notes, approximately $1.0 billion in aggregate principal amount of senior subordinated notes had been validly tendered and not validly withdrawn. Holders of senior subordinated notes that validly tendered their senior subordinated notes prior to such time will receive the full total tender consideration of $1,073.50 per $1,000 principal amount of senior subordinated notes tendered. Holders of senior subordinated notes that validly tender their senior subordinated notes after such time will receive $1,063.50 per $1,000 principal amount of senior subordinated notes tendered. Allied NA currently intends to accept the entire amount of senior subordinated notes tendered prior to the early tender date, provided that less than $25 million in aggregate principal amount of additional senior subordinated notes are validly tendered prior to the expiration date. If more than $25 million of additional senior subordinated notes are validly tendered prior to the expiration date, Allied NA will accept senior subordinated notes for purchase on a pro rata basis based on the principal amount of all the senior subordinated notes validly tendered.

In order to raise the proceeds needed to fund the Tender Offer, and in addition to this offering:

•	we have amended Allied NA’s senior credit facility to, among other things, provide up to $150.0 million of additional term loan borrowings, which was funded on April 2, 2004; and

•	Allied NA is offering $250.0 million in aggregate principal amount of senior notes due 2011 and $400.0 million in aggregate principal amount of senior unsecured notes due 2014 in separate private placements under Rule 144A and Regulation S of the Securities Act.

Initial purchasers’ and underwriters’ discounts and commissions and other expenses, including premiums to be paid for the retirement of the senior subordinated notes, will be paid with proceeds from additional borrowings under Allied NA’s revolving credit facility or through available cash.

The additional borrowings under Allied NA’s term loan facility, this offering, the senior unsecured notes due 2014 offering and the senior notes due 2011 offering, including the intended use of proceeds and the payment of the initial purchasers’ and underwriters’ discounts and commissions and other expenses, including premiums to be paid for the retirement of a portion of Allied NA’s senior subordinated notes, with proceeds from additional borrowings under Allied NA’s revolving credit facility or with available cash, together with the January Transactions, are referred to in this offering memorandum as the “Refinancing Transactions.”

The closing of this offering, the senior unsecured notes due 2014 offering and the senior notes due 2011 offering are not contingent on the closing of any of the other offerings. Offers for Allied NA’s senior unsecured notes due 2014 and senior notes due 2011 are only being made by delivery of the applicable offering memorandum relating to such offering pursuant to Rule 144A and Regulation S of the Securities Act. Allied NA could decide not to sell its senior unsecured notes due 2014 or senior notes due 2011 or sell more or less of its senior unsecured notes due 2014 or senior notes due 2011 than it is presently offering. We cannot assure you that all of the Refinancing Transactions will be consummated on the terms as contemplated in this prospectus supplement.

The Offering

Issuer	Allied Waste Industries, Inc.

Securities offered	$200,000,000 in aggregate principal amount of % Senior Subordinated Convertible Notes due 2034. We have granted the underwriters an option to purchase up to an additional $30,000,000 in aggregate principal amount of debentures to cover overallotments.

Maturity date	, 2034, unless earlier converted, redeemed or repurchased.

Ranking	The debentures will be our senior subordinated unsecured obligations and will:

• rank subordinated in right of payment to all of our existing and future senior indebtedness, including our guarantee of our senior credit facility and senior notes;

• rank equally in right of payment with all of our existing and future senior subordinated indebtedness, including our guarantee of Allied NA’s senior subordinated notes;

• rank senior in right of payment to all of our future subordinated indebtedness; and

• be effectively subordinated to all existing and future indebtedness of our subsidiaries, including Allied NA.

Assuming we had completed each component of the Refinancing Transactions on December 31, 2003, the debentures would have effectively ranked junior to approximately $11.2 billion of our subsidiaries’ indebtedness and other liabilities, of which $7.2 billion is guaranteed on a senior basis by Allied. Allied has no other senior indebtedness.

Interest	% payable semi-annually in arrears in cash on and of each year, commencing , 2004.

Contingent interest	Beginning with the six-month interest period commencing on , 2009, we will pay contingent interest on the interest payment date for a six-month interest period if the average trading price of the debentures during the five trading day period ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 125% of the principal amount of the debentures. The amount of contingent interest payable per $1,000 principal amount of debentures during a six-month interest period will equal 0.25% of the average trading price of such $1,000 principal amount of debentures during the applicable five trading day reference period, payable in arrears.

Conversion rights	You may convert the debentures into shares of our common stock at an initial conversion rate of shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $ per share), subject to adjustment, only under the following circumstances:

• during any calendar quarter commencing after , 2004 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 125% of the conversion price on such trading day;

• if the debentures have been called for redemption by us;

• subject to certain limitations, during the five business day period immediately following any three consecutive trading day period in which the average trading price per debenture over such period was less than 98% of the average of the product of the conversion rate and the last reported sale price of our common stock; and

• upon the occurrence of specified corporate transactions described under “Description of debentures— Conversion rights— Conversion upon specified corporate transactions.”

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a debenture. Debentures called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See “Description of the debentures— Conversion rights— Payment upon conversion.”

Optional redemption	Prior to , 2009, the debentures will not be redeemable. On or after , 2009, upon at least 30 days notice, we may redeem for cash some or all of the debentures, at any time and from time to time, at a price equal to 100% of the principal amount of debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Repurchase of debentures by us at the option of the holder	You may require us to repurchase some or all of your debentures for cash on , 2011, , 2014, , 2019, , 2024 and , 2029 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the applicable repurchase date. We may deliver cash (subject to the rights of certain of our current and future senior indebtedness to be paid in full prior to any payment on the debentures), common stock or a combination of cash and common stock to satisfy the repurchase price.

Repurchase of debentures by us upon a fundamental change	If we undergo a fundamental change (as defined in this prospectus supplement) prior to maturity, you will have the right, at your option, to require us to repurchase some or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the applicable repurchase date. We may deliver cash (subject to the rights of certain of our current and future senior indebtedness to be paid in full prior to any payment on the debentures), common stock or a combination of cash and common stock to satisfy the repurchase price.

United States federal income tax considerations	Under the indenture governing the debentures, we will agree, and by acceptance of a beneficial interest in a debenture, each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments and, for United States federal income tax purposes, to accrue interest income on the debentures at a rate of % per year, compounded semi-annually, which represents the yield on comparable non-contingent, non-convertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures that we would issue. A U.S. Holder (as defined herein) will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a U.S. Holder generally will recognize taxable income significantly in excess of regular interest payments received while the debentures are outstanding.

A U.S. Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including cash and the fair market value of our common stock received, and the U.S. Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, conver-

sion, exchange or retirement of a debenture generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of such holder’s prior net original issue discount inclusions with respect to the debentures, and thereafter, capital loss. See “Material United States federal income tax considerations.”

Use of proceeds	We intend to contribute the gross proceeds from this offering to Allied NA in order to purchase $200.0 million in aggregate principal amount of Allied NA’s outstanding senior subordinated notes. See “— Recent developments; Refinancing plan” and “Use of proceeds.”

Book-entry form	The debentures will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

No listing of debentures	We do not plan to apply to list the debentures on any securities exchange or to include them in any automated quotation system. Our shares of common stock are traded on the New York Stock Exchange under the symbol “AW.”

Risk Factors

See the section entitled “Risk factors” beginning on page S-13 of this prospectus supplement and on page 2 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the debentures.

Summary financial data

The historical summary financial data presented below for each of the three years in the period ended December 31, 2003 has been derived from our consolidated financial statements. Our consolidated financial statements for each of the three years in the period ended December 31, 2003 have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included in our Annual Report on Form 10-K, filed with the SEC on March 15, 2004, which is incorporated by reference in this prospectus supplement. The summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related thereto included in our Annual Report on Form 10-K, filed with the SEC on March 15, 2004, incorporated by reference in this prospectus supplement. (All amounts are in millions, except percentages.)

	Years Ended December 31,

	2001	2002	2003

Statement of Operations Data[1]:
Revenues	$5,231.4	$5,190.8	$5,247.7
Operating income	1,050.0	1,219.8	1,034.7
Other Data[1]:
Operating income	$1,050.0	$1,219.8	$1,034.7
Depreciation and amortization	448.8	478.5	546.0
Goodwill amortization[2]	226.7	—	—

Operating income before depreciation and amortization[3]	$1,725.5	$1,698.3	$1,580.7

Non-cash loss (gain) on divestiture of assets	$107.0	$(9.3)	$—

Per Share Data From Continuing Operations:
Basic income (loss) per share[4]	$(0.21)	$0.63	$(2.36)
Diluted income (loss) per share[4]	(0.21)	0.62	(2.36)
Weighted average common shares	189.6	190.2	203.8
Weighted average common shares and common equivalent shares	189.6	193.5	203.8

	December 31, 2003

		As adjusted
		for this	As adjusted
		offering and	for the
		the January	Refinancing
	Actual	Transactions[5]	Transactions[6]

Balance Sheet Data[1]:
Cash and cash equivalents	$444.7	$444.7	$444.7
Total long-term debt, net of current portion	7,984.5	8,052.8	8,125.5
Stockholders’ equity[4]	2,517.7	2,481.2	2,439.2
Long-term debt, net of current portion, to total capitalization, including preferred stock	76%	76%	77%

(1) During 2003, we sold or held for sale certain operations that met the criteria for reporting discontinued operations. The summary financial data for all prior periods have been reclassified to include these operations as discontinued operations.

(2) In accordance with Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets (SFAS 142), amortization of goodwill ceased on January 1, 2002.

(3) We believe that our presentation of operating income before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt, including the debentures. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of its geographic operating areas.

Operating income before depreciation and amortization is not a measure of operating income, operating performance or liquidity under GAAP and may not be comparable to similarly titled measures reported by other companies. Although operating income before depreciation and amortization and similar variations may be used as a measure of operations and the ability to satisfy debt service requirements, these terms are not necessarily comparable to other similar titled captions of other companies due to the potential inconsistencies in the method of calculation.

(4) During December 2003, the Series A Senior Convertible Preferred Stock was exchanged for 110.5 million shares of our common stock. In connection with the exchange, we recorded a reduction to net income available to common shareholders of $496.6 million for the fair value of the incremental shares of common stock issued to the holders of the preferred stock over the amount the holders would have received under the original conversion provisions.

(5) This column has been adjusted to give effect to this offering and the January Transactions as if this offering and each component of the January Transactions was consummated on December 31, 2003.

(6) This column has been adjusted to give effect to the Refinancing Transactions as if each component of the Refinancing Transactions was consummated on December 31, 2003.

Risk factors

An investment in the debentures is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included and incorporated by reference in this prospectus supplement and accompanying prospectus prior to making an investment in the debentures. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks relating to the debentures

Our significant leverage may make it difficult for us to service our debt, including the debentures, and operate our business.

We have had and will continue to have a substantial amount of outstanding indebtedness with significant debt service requirements. At December 31, 2003, after giving effect to the Refinancing Transactions, our consolidated debt would have been approximately $8.4 billion and our debt to total capitalization would have been 77%. In addition, earnings were sufficient to cover fixed charges for the year ended December 31, 2003 by $186 million. The degree to which we are leveraged could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund internal growth through working capital and capital expenditures and for other general corporate purposes;

•	increase our vulnerability to economic downturns in our industry;

•	increase our vulnerability to interest rate increases to the extent any of our variable rate debt is not hedged;

•	place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow;

•	limit our flexibility in planning for or reacting to changes in our business and our industry;

•	limit, among other things, our ability to borrow additional funds or obtain other financing capacity; and

•	subject us to a greater risk of noncompliance with financial and other restrictive covenants in our indebtedness. The failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material negative effect on us.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of December 31, 2003, our debt agreements permit us to incur substantial additional indebtedness under various financial ratio tests. As of December 31, 2003, we had no cash draws outstanding under our $1.5 billion revolving credit facility. As of such date, we had $636.6 million in letters of credit drawn on the revolving credit facility that support financial assurance purposes, leaving $863.4 million of availability. Any borrowings under our revolving credit facility would rank senior to the debentures.

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.

On                     , 2011,                     , 2014,                     , 2019, , 2024 and                     , 2029 or following a fundamental change as described under “Description of debentures— Repurchase of debentures by us at the option of the holder upon a fundamental change,” holders of debentures may require us to repurchase their debentures. We may deliver cash (subject to the rights of certain of our current and future senior indebtedness to be paid in full prior to any payment on the debentures), common stock or a combination of cash and common stock to satisfy the repurchase price. A fundamental change may also constitute an event of default or prepayment event under, and result in the acceleration of the maturity of, our then-existing indebtedness and the indebtedness of our subsidiaries. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change. In addition, restrictions in our senior credit facility, any replacement credit facility or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures.

You should consider the United States federal income tax consequences of owning the debentures.

Under the indenture governing the debentures, we will agree, and by acceptance of a beneficial interest in a debenture, each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments and, for United States federal income tax purposes, to accrue interest income on the debentures at the rate of        % per year, compounded semi-annually, which represents the yield on comparable non-contingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures that we would issue. A U.S. Holder will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a U.S. Holder generally will recognize taxable income significantly in excess of regular interest payments received while the debentures are outstanding.

A U.S. Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including the cash and fair market value of our common stock received, and the U.S. Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange or retirement of a debenture generally will be ordinary interest income; any loss will generally be ordinary loss to the extent of such holder’s prior net original issue discount inclusions with respect to the debentures, and thereafter, capital loss. See “Material United States federal income tax considerations.” You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For non-U.S. holders, this deemed distribution may be subject to United States federal withholding requirements. See “Material United States federal income tax considerations.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the debentures, and the indebtedness of our subsidiaries will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior credit facility will be adequate to meet our liquidity needs for the foreseeable future.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the debentures, or to fund other liquidity needs.

The debentures will be unsecured and will be subordinated to any existing senior debt or future senior debt that we incur. In addition, the debentures will be subordinated to all indebtedness and other liabilities of our subsidiaries.

The debentures will be our general unsecured obligations and will be subordinated in right of payment to any existing senior debt or future senior debt that we incur and the indebtedness or other liabilities of our subsidiaries. Assuming we had completed each component of the Refinancing Transactions on December 31, 2003, the debentures would have effectively ranked junior to approximately $11.2 billion of our subsidiaries’ indebtedness and other liabilities, of which $7.2 billion is guaranteed on a senior basis by Allied. In the event of our bankruptcy, liquidation or reorganization involving us or any of our subsidiaries or upon acceleration of the debentures due to an event of default under the indenture, upon maturity and in certain other events, our assets will be available to pay obligations of the debentures only after all our senior debt and liabilities of our subsidiaries have been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding debentures. In addition, we will not make any payments on the debentures in the event of payment defaults (or, in some cases, non-payment defaults) on any existing senior debt or future senior debt that we incur.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the debentures.

Although substantially all of our operations are conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the debentures. Accordingly, our ability to make payments on the debentures is dependent on the earnings and the distribution of funds from our subsidiaries. The terms of the senior credit facility and the indentures governing the senior notes of Allied NA significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries will be permitted under the terms of Allied NA’s senior credit facility and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing our current and future indebtedness, including our senior credit facility, will permit us to pay cash interest payments on the debentures.

The trading prices of the debentures could be significantly affected by the trading prices of our common stock.

We expect that the trading prices of the debentures in the secondary market, if such market develops, will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the debentures than would be expected for non-convertible debt securities. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the debentures, or the perception that such sales may occur, could affect the price of our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your debentures and in limited cases under the anti-dilution adjustments of the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Our common stock price may be volatile.

Although our common stock has been traded on the New York Stock Exchange since December 30, 1998, we cannot assure you that there will be an active trading market or adequate liquidity for our common stock. The trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our common stock price may fluctuate in response to a number of events and factors, including:

•	the withdrawal of one or more of the contemplated offerings in the Refinancing Transactions;
•	quarterly or cyclical variations in financial results;
•	future announcements concerning our business;
•	changes in financial estimates and recommendations by securities analysts;

•	actions of competitors;
•	operating and stock price performance of companies that investors deem comparable to us;
•	market and industry perceptions of our success, or lack thereof, in pursuing our growth strategy;
•	prevailing interest rates;
•	changes in government regulation;
•	changes and developments affecting the non-hazardous solid waste industry;
•	general market conditions; and
•	natural disasters, terrorist attacks or acts of war.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness, including these debentures, before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the debentures, on commercially reasonable terms or at all. We may also need to refinance Allied NA’s senior notes, Allied NA’s senior subordinated notes and/or other indebtedness to pay the principal amounts due at maturity. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms or at all.

Covenants in our senior credit facility, the indentures and the instruments governing our other indebtedness may limit our ability to operate our business.

Our senior credit facility, our indentures and certain of the agreements governing our other indebtedness contain covenants that restrict our ability to make distributions or other payments to our investors and creditors unless we satisfy certain financial tests or other criteria. We must also comply with certain specified financial ratios and tests. In some cases, our subsidiaries are subject to similar restrictions which may restrict their ability to make distributions to us. Our senior credit facility and these other agreements contain additional affirmative and negative covenants, including limitations on our ability to incur additional indebtedness and to make acquisitions and capital expenditures. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

If we do not comply with these covenants and restrictions, we could be in default under our senior credit facility and other debt agreements and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our senior credit facility, the lenders could cause all of our outstanding debt obligations under such senior credit facility to become due and payable, require us to apply all of our cash to repay the indebtedness under such senior credit facility or prevent us from making debt service payments on any other indebtedness we owe. If we are unable to repay any borrowings when due, the lenders under our senior credit facility could proceed against their collateral, which includes most of the assets we own, including the stock and assets of our subsidiaries. In addition, any default under our senior credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions. Our ability to comply with these provisions of our senior credit facility and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

We may issue additional shares of common stock or securities convertible or exchangeable into shares of our common stock and thereby materially and adversely affect the price of our common stock.

Sales of substantial numbers of additional shares of our common stock or securities convertible or exchangeable into shares of our common stock, including sales of such shares or securities in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. As of December 31, 2003, our amended and restated articles of incorporation provide that we have authority to issue 525.0 million shares of common stock, approximately 320.1 million shares of common stock were outstanding, and approximately 20.0 million shares of common stock were issuable upon exercise of currently outstanding stock options and as of December 31, 2003, approximately 43.9 million of additional shares of common stock were reserved for issuance upon the conversion of our Series C mandatory convertible preferred stock and the debentures.

Purchasers of debentures who convert their debentures into common stock will incur immediate dilution.

Persons purchasing the debentures who convert their debentures into our common stock will incur immediate and substantial net tangible book value dilution.

In addition, the terms of the debentures do not restrict our ability to offer a new series of convertible debentures that is senior to or on parity with the debentures in the future or to engage in other transactions that could dilute our common stock into which the debentures are convertible. We have no obligation to consider the interests of the holders of the debentures in engaging in any such offering or transaction.

The conditional conversion features of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

The market value of our common stock may decline.

The market value of our common stock on the date of conversion of the debentures into our common stock may be less than $                     per share, which we call the conversion price. If that market value is less than the conversion price on the date of conversion of the debentures into our common stock, then holders of the debentures will receive shares of our common stock with a market value that is less than the conversion price. Accordingly, a holder of the debentures assumes the entire risk that the market value of our common stock may decline. Any decline in the market value of our common stock may be substantial.

The value of the conversion right associated with the debentures may be substantially lessened or eliminated if we are party to a merger, consolidation or other similar transaction.

If we are party to a merger, consolidation or binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debenture immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the debentures in the future. For example, if we were acquired in a cash merger, each debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, the terms of our senior credit facility currently prohibit us from paying cash dividends on our common stock. The terms of our indentures also restrict us from paying cash dividends on our common stock. Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock. In addition, under the terms of our Series C senior mandatory convertible preferred stock, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock.

Provisions in our charter documents and Delaware law could make it more difficult to acquire our company.

Our certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Our certificate of incorporation and bylaws limit who may call special meetings of stockholders to the board of directors or a specifically authorized committee of the board and establish advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at shareholder meetings. The certificate of incorporation and the bylaws provide that the bylaws may be altered, amended or repealed by the board of directors.

Pursuant to our certificate of incorporation, the board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Allied.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested shareholder for a period of three years after the person becomes an interested shareholder. For more information, see “Description of other capital stock— Delaware Business Combination Act.”

The debentures have never been publicly traded and may never be publicly traded.

Prior to this offering, there has been no public market for the debentures. There can be no assurance that an active trading market for the markets will develop, or if developed, that an active trading market will be maintained. We do not intend to list the debentures on any securities exchange. The underwriters have advised us that they intend to facilitate secondary market trading by making a market in the debentures. However, the underwriters are not obligated to make a market in the debentures and may discontinue market making activities at any time.

We have made only limited covenants in the indenture, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operation.

The indenture governing the debentures does not contain any financial covenants or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change in control except as described under “Description of debentures— Repurchase of debentures by us at the option of the holder upon a fundamental change.”

Risks relating to our business

We compete with large companies and municipalities that may have greater financial and operational resources. We also compete with the use of alternatives to landfill disposal in part because of state requirements to reduce landfill disposal and we cannot assure you that we will continue to operate our landfills at currently estimated volumes.

The non-hazardous waste collection and disposal industry is highly competitive. We compete with large companies and municipalities which may have greater financial and operational resources. The non-hazardous waste collection and disposal industry is led by three large national waste management companies: Allied, Waste Management, Inc., and Republic Services, Inc. It also includes numerous regional and local companies. Many counties and municipalities that operate their own waste collection and disposal facilities have the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions.

We encounter competition due to the use of alternatives to landfill disposal, such as recycling and incineration, because of state requirements to reduce landfill disposal. We cannot ensure that our landfills will continue to operate at currently estimated volumes. Further, most of the states or municipalities in which we operate landfills require counties and municipalities to formulate comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting and recycling or other programs. Some state and local governments mandate waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These actions may reduce the volume of waste going to landfills in certain areas. If this occurs, there can be no assurances that we will be able to operate our landfills at their current estimated volumes or charge current prices for landfill disposal services due to the decrease in demand for services.

If we are unable to execute our business strategy, our waste disposal expenses could increase significantly.

Over the long term, our ability to continue to sustain our current vertical integration strategy will depend on our ability to maintain appropriate landfill capacity, collection operations and transfer stations. We cannot assure you that we will be able to replace such assets either timely or cost effectively or integrate acquisition candidates effectively or profitably. Further, we cannot assure you that we will be successful in expanding the permitted capacity of our current landfills once our landfill capacity is full. In such event, we may have to dispose of collected waste at landfills operated by our competitors or haul the waste long distances at a higher cost to another of our landfills, either of which could significantly increase our waste disposal expenses.

We may be unable to obtain required permits or to expand existing permitted capacity.

There can be no assurance that we will successfully obtain the permits we require to operate our business because permits to operate non-hazardous solid waste landfills and to expand the permitted capacity of existing landfills have become increasingly difficult and expensive to obtain. Permits often take years to obtain as a result of numerous hearings and compliance with zoning, environmental and other regulatory measures. These permits are also often subject to resistance from citizen or other groups and other political pressures. Our failure to obtain the required permits to operate non-hazardous solid waste landfills could have a material negative effect on our future results of operations.

The solid waste industry is a capital-intensive industry that may consume cash from our operations and borrowings.

Our ability to remain competitive, grow and expand operations largely depends on our cash flow from operations and access to capital. We spent approximately $567 million in combination for our capital expenditures and landfill capping, closure and post-closure and remediation expenditures during 2003, and we expect to spend approximately $680 million for these purposes in 2004. If we undertake more acquisitions or further expand our operations, the amount we expend on capital, capping, closure and post-closure and remediation expenditures will increase. Acquisitions may increase our capital requirements because acquisitions may require sizable amounts of capital and competition with other solid waste companies that have a similar acquisition strategy may increase costs. Increases in expenditures will result in low levels of working capital or require us to finance working capital deficits. We intend to continue to fund our cash needs through cash flow from operations and borrowings under our senior credit facility, if necessary. However, we may require additional equity and/or debt financing for debt repayment obligations, to fund our operations and/or to grow our business.

Our cash needs will increase if the expenditures for closure and post-closure monitoring increase above the reserves recorded for these costs. Expenditures for these costs may increase as a result of any federal, state or local government regulatory action, including changes in closing or monitoring activities, types and quantities of materials used or the period of required post-closure monitoring. These factors, together with those discussed above, could substantially increase our operating costs and therefore impair our ability to invest in our existing facilities or new facilities.

We may not be able to obtain necessary financial assurances.

We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations and collection contracts. In addition, we are required to provide financial assurances for our self insurance program. We satisfy the financial assurances requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. As of December 31, 2003, we have not experienced difficulty in obtaining the financial assurances that we need and we do not have any indications that we will not have continued availability of these types of instruments. However, we cannot make any assurances that the level of financial assurance that we are required to provide will be available in the future.

Changes in interest rates may affect our results of operations.

At December 31, 2003, approximately 96% of our debt was fixed, 76% directly and 20% through interest rate swap agreements. The amount of this swap contract portfolio was $2.0 billion. The interest rate swap agreements totaling notional amounts of $1.4 billion and $250 million mature in 2004 and 2005, respectively. In the event we choose not to enter into additional floating-to-fixed swaps, a larger portion of our debt will be subject to changes in interest rates. For certain interest rate swap agreements, we record non-cash mark to market gains and losses based on changes in future yield curves to the statement of operations. Changes in the yield curves could result in additional non-cash losses being recorded in the statement of operations.

U.S. economic conditions may have an adverse impact on our operating performance and results of operations.

Our business is affected by general economic conditions. Weakness in the U.S. economy has had a negative effect on our operating results, including decreases in revenues and operating cash flows. Additionally, as is expected in a down-cycle economic environment, we have experienced the negative effects of increased competitive pricing pressure and customer turnover. If economic conditions continue to deteriorate or fail to recover, we will continue to experience pressure on the pricing that we are able to achieve for our services. In addition, worsening economic conditions may lead to further negative effects of customer turnover. There can be no assurance that current economic conditions or worsening economic conditions or a prolonged or recurring recession will not have a significant adverse impact on our operating results. Additionally, there can be no assurance that an improvement in economic conditions will result in an immediate, if any, improvement in our operating results.

We may be affected by adverse weather conditions.

Our collection and landfill operations could be adversely affected by long periods of inclement weather which interfere with collection and landfill operations, delay the development of landfill capacity and/or reduce the volume of waste generated by our customers. In addition, certain of our operations may be temporarily suspended as a result of particularly harsh weather conditions. Severe weather can negatively affect the costs of collection and disposal. Long periods of inclement weather could have an adverse effect on our results of operations.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

We depend highly upon our senior management team. We will continue to depend on operations management personnel with waste industry experience. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our operations and financial condition.

We are subject to costly environmental regulations and environmental litigation.

Our equipment, facilities and operations are subject to extensive and changing federal, state and local environmental laws and regulations relating to environmental protection and occupational health and safety. These include, among other things, laws and regulations governing the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances.

Our compliance with these regulatory requirements is costly. Government laws and regulations often require us to enhance or replace our equipment and to modify landfill operations or initiate final closure of a landfill. We cannot assure you that we will be able to implement price increases sufficient to offset the cost of complying with these laws and regulations. In addition, environmental regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums in addition to those presently accrued for such purposes.

In addition to the costs of complying with environmental regulations, we incur costs to defend against litigation brought by government agencies and private parties who allege we are in violation of our permits. As a result, we may be required to pay fines or our permits and licenses may be modified or revoked. We are, and also may be in the future, defendants in lawsuits brought by governmental agencies and surrounding landowners who assert claims alleging environmental damage, personal injury, property damage and/or violations of permits and licenses by us. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could have a material negative effect on our financial condition.

Certain of our waste disposal operations traverse state and county boundaries. In the future, our collection, transfer and landfill operations may also be affected by proposed federal legislation that authorizes the states to enact legislation governing interstate shipments of waste. Such proposed federal legislation may allow individual states to prohibit or limit importing out-of-state waste to be disposed of and may require states, under some circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which we operate landfills that receive a significant portion of waste originating from out-of-state, our operations could be negatively affected. We believe that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in the states’ landfills. Our collection, transfer and landfill operations may also be affected by “flow control” legislation which may be proposed in the United States Congress. This proposed federal legislation may allow states and local governments to direct waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments with jurisdiction over our landfills could act to limit or prohibit disposal or processing of waste in our landfills.

We may have potential environmental liabilities that are greater than our insurance coverage.

We may incur liabilities for the deterioration of the environment as a result of our operations. Any substantial liability for environmental damage could materially adversely affect our operating results and financial condition. Due to the limited nature of our insurance coverage of environmental liability, if we were to incur substantial financial liability for environmental damage, our business and financial condition could be materially adversely affected.

We may have additional hazardous substances liability.

We are a potentially responsible party at many sites under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or “CERCLA” and analogous state laws. CERCLA provides for the remediation of contaminated facilities and imposes strict, joint and several liability on current and former owners or operators of a facility at which there has been a release or a threatened release of a “hazardous substance” on persons who arrange for the disposal of such substances at the facility and on persons who transport such substances to the facility. Hundreds of substances are defined as “hazardous” under CERCLA and their presence, even in minute amounts, can result in substantial liability. As used in this prospectus supplement, “non-hazardous waste” means substances that are not defined as hazardous waste under federal regulations. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting such a cleanup can be significant. We have significant liabilities under these laws, primarily due to acquired businesses and properties and their former operations. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have additional liability because such substances may be present in waste collected by us or disposed of in our landfills, or in waste collected, transported or disposed of in the past by acquired companies. In addition, actual costs for these liabilities could be significantly greater than amounts presently accrued for these purposes.

There may be undisclosed liabilities associated with our acquisitions.

In connection with any acquisition made by us, there may be liabilities that we fail to discover or are unable to discover including liabilities arising from non-compliance with environmental laws by prior owners and for which we, as successor owner, may be responsible. Similarly, we incur capitalized costs associated with acquisitions, which may never be consummated, resulting in a potential charge to earnings.

We are subject to examination by various federal and state taxing authorities.

We are currently under examination by various federal and state taxing authorities for certain tax years. Any material disagreement with taxing authorities could result in large cash expenditures and adversely affect our operating results and financial condition. A federal income tax audit for the calendar years 1998 through 2002 is ongoing. A federal income tax audit for BFI’s tax years ended September 30, 1996 through July 30, 1999 is completed with the exception of the following matter. During 2002, the IRS proposed the disallowance of a capital loss included in BFI’s July 30, 1999 tax return. If such disallowance is upheld, we estimate it could have a potential total cash impact of up to $310 million plus accrued interest through December 31, 2003 of approximately $46 million ($28 million net of tax benefit). We also received a notification from the IRS proposing a penalty of 40% of the additional income tax resulting from the disallowance.

We believe that the resolution of this matter may entail efforts over several years. An unfavorable result of this matter could require future potential cash expenditures that could have a material negative effect on our financial condition.

Fluctuations in commodity prices could affect our operating results.

As part of our recycling services, we process recyclable materials such as paper, cardboard, plastics, aluminum and other metals for sale to third parties, generally at current market prices. All of these materials are subject to significant price fluctuations, which are driven by general market conditions. These price fluctuations may affect our future operating income and cash flows.

We may be subject to work stoppages, which could increase our operating costs and disrupt our operations.

As of December 31, 2003, approximately 25% of our workforce was represented by various local labor unions. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations and an increase in our operating costs, which could have a material adverse effect on us. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected.

We are required to make accounting estimates and judgments in the ordinary course of business.

The accounting estimates and judgments we must make in the ordinary course of business affect the reported amounts of our assets and liabilities at the date of the financial statements and the reported amounts of our operating results during the periods presented as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Critical Accounting Judgments and Estimates” in our Annual Report on Form 10-K, filed with the SEC on March 15, 2004, which is incorporated by reference in this prospectus supplement. Additionally, we are required to interpret the accounting rules in existence as of the date of the financial statements when the accounting rules are not specific to a particular event or transaction. If the underlying estimates are ultimately proven to be incorrect, or if auditors or regulators subsequently interpret our application of accounting rules differently, subsequent adjustments could have a material adverse effect on our operating results for the period or periods in which the change is identified. Additionally, subsequent adjustments could require us to restate our financial statements. Restating our financial statements could result in a material change in our stock price and the trading price of the debentures.

Use of proceeds

We intend to contribute the gross proceeds from this offering to Allied NA in order to purchase $200.0 million in aggregate principal amount of Allied NA’s outstanding senior subordinated notes. Underwriters’ discounts, commissions and other expenses, including the premium to be paid for the purchase of Allied NA’s senior subordinated notes in the Tender Offer, incurred in connection with this offering, will be paid with proceeds from additional borrowings under our revolving credit facility or from available cash. Certain of the underwriters of this offering hold senior subordinated notes of Allied NA and will receive net proceeds from this offering. See “Underwriting.” We cannot assure you that any of the Refinancing Transactions will be consummated on the terms as contemplated in this prospectus supplement or at all.

Price range of common stock

Our common stock, $.01 par value, is traded on the New York Stock Exchange under the symbol “AW.” The high and low closing sales prices per share for the periods indicated were as follows:

	Price Range

	High	Low

Year Ended December 31, 2002
First quarter	$14.43	$9.95
Second quarter	12.58	9.60
Third quarter	8.95	6.21
Fourth quarter	11.22	5.80
Year Ended December 31, 2003
First quarter	$11.10	$7.75
Second quarter	11.16	7.85
Third quarter	12.55	10.12
Fourth quarter	13.99	10.32
Year Ended December 31, 2004
First quarter	14.36	11.92
Second quarter (through April 5, 2004)	13.55	13.39

On April 5, 2004, the closing sale price of our common stock on the New York Stock Exchange was $13.45 per share. At the close of business on March 31, 2004, there were 606 holders of record of our common stock.

Dividend policy

We have not paid dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The terms of our senior credit facility currently prohibit us from paying cash dividends on our capital stock. The terms of our indentures also contain restrictions on our ability to pay cash dividends on our capital stock. In addition, under the terms of our Series C senior mandatory convertible preferred stock, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock. We have paid and intend to continue to pay cash dividends on our Series C senior mandatory convertible preferred stock. We are not prohibited or restricted under our debt agreements or the terms of our Series C senior mandatory convertible preferred stock from paying any dividends in the form of our common stock on our capital stock.

Capitalization

Our consolidated cash and cash equivalents, current portion of long term debt and capitalization as of December 31, 2003 are derived from our audited consolidated financial statements. The “As adjusted for this offering and the January Transactions” data presented below give effect to this offering and the January Transactions as if this offering and each component of the January Transactions was consummated on December 31 2003. The “As adjusted for the Refinancing Transactions” data presented below give effect to the Refinancing Transactions as if each component of the Refinancing Transactions was consummated on December 31, 2003. This data should be read in conjunction with our consolidated financial statements and the notes related thereto included in our Annual Report on Form 10-K, filed with the SEC on March 15, 2004, incorporated by reference in this prospectus supplement.

	As of December 31, 2003

		As adjusted for
		this offering	As adjusted for
		and the January	the Refinancing
(in millions, except percentages, share and per share data)	Actual	Transactions	Transactions

Cash and cash equivalents[1,2]	$444.7	$444.7	$444.7

Long-term debt:
Credit facility:
Revolving credit facility[3]	$—	$68.0	$142.6
2003 term loan B	1,185.0	1,185.0	1,185.0
2003 term loan C	250.0	250.0	250.0
2004 term loan D	—	—	150.0

Total credit facility debt	1,435.0	1,503.0	1,727.6
1998 senior notes, weighted average effective rate of 8.05%[1]	1,699.1	874.9	874.9
2001 senior notes, weighted average effective rate of 8.94%	1,350.0	1,350.0	1,350.0
November 2002 senior notes, effective rate of 9.39%	377.1	377.1	377.1
2003 senior notes, weighted average effective rate of 6.50%	800.0	800.0	800.0
January 2004 senior notes due 2011, stated rate of 5.75%	—	400.0	400.0
January 2004 senior notes due 2014, stated rate of 6.13%	—	425.0	425.0
April 2004 senior notes due 2011	—	—	250.0
April 2004 senior unsecured notes due 2014	—	—	400.0
Debentures offered hereby	—	200.0	200.0
BFI senior notes, net of discount	600.3	600.3	600.3
Receivables secured loan	146.3	146.3	146.3
Solid waste revenue bond obligations	306.2	306.2	306.2
Notes payable and obligations under capital leases	22.7	22.7	22.7
1999 senior subordinated notes, effective rate of 10.22%[2]	1,497.4	1,296.9	495.0
Current portion of long-term debt	249.6	249.6	249.6

Total long-term debt, net of current portion	$7,984.5	$8,052.8	$8,125.5

Stockholders’ equity:
Series C senior mandatory convertible preferred stock, $.10 par value, 6.9 million shares authorized, issued and outstanding, liquidation preference of $50 per share	333.1	333.1	333.1
Common stock, $.01 par value, 525.0 million shares authorized, 320.1 million shares issued and outstanding	3.2	3.2	3.2
Additional paid in capital	2,318.5	2,318.5	2,318.5
Accumulated other comprehensive loss	(94.5)	(94.5)	(94.5)
Retained deficit[4]	(42.6)	(79.1)	(121.1)

Total stockholders’ equity	2,517.7	$2,481.2	$2,439.2

Total capitalization, net of current portion of debt	$10,502.2	$10,534.0	$10,564.7

(1) On January 2, 2004, Allied NA repaid $225 million of its 7 3/8% Senior Notes due 2004, which represented the entire outstanding amount. On April 2, 2004, Allied NA sent a notice of redemption with respect to the remaining $50.0 million of its 7 7/8% senior notes due 2009 and Allied NA expects to redeem the 7 7/8% senior notes due 2009 on May 3, 2004. Allied NA expects to fund the redemption, including the premium, from additional borrowings under its revolving credit facility or from available cash. These transactions are not reflected in the “As adjusted for this offering and the January Transactions” data or the “As adjusted for the Refinancing Transactions” data.

(2) During January 2004, Allied NA repurchased approximately $93.9 million of its senior subordinated notes through open market repurchases with the remaining proceeds from the $350 million Allied NA received from the issuance of its 6 1/2% senior notes due 2010 in November 2003 and paid related premiums of approximately $8.2 million with available cash. This repurchase is not reflected in the “As adjusted for this offering and the January Transactions” data or the “As adjusted for the Refinancing Transactions” data.

(3) As of December 31, 2003, Allied NA had $636.6 million of letters of credit outstanding and no borrowings under its $1.5 billion revolving credit facility. The data in the “As adjusted for this offering and the January Transactions” column reflects the underwriters’ discounts, commissions and other expenses for this offering and the offering of the January 2004 senior notes and the related premiums paid for the purchase of the senior subordinated notes and retirement of $825.0 million of 7 7/8% senior notes due 2009, which were or are assumed to be paid with proceeds from additional borrowings under Allied NA’s revolving credit facility. The data in the “As adjusted for the Refinancing Transactions” column reflects the underwriters’ discounts, commissions and other expenses for the January Transactions, the offering of the April 2004 senior notes and senior unsecured notes and the borrowings under Allied NA’s term loan facility, including the premium to be paid for the purchase of the senior subordinated notes, in connection with the Refinancing Transactions, which are assumed to be paid with proceeds from additional borrowings under Allied NA’s revolving credit facility.

(4) In connection with this offering and the January Transactions, approximately $36.5 million, net of tax, of deferred issuance costs, discounts and premiums paid or to be paid have been or will be expensed. In connection with the Refinancing Transactions, approximately $78.5 million, net of tax, of deferred issuance costs, discounts and premiums paid or to be paid have been or will be expensed.

Selected financial data

The selected financial data presented below are derived from our historical consolidated financial statements. Our consolidated financial statements as of December 31, 2003, 2002 and 2001 and for each of the four years in the period ended December 31, 2003 have been audited by PricewaterhouseCoopers LLP, independent accountants. Our consolidated financial statements as of December 31, 2000 and 1999 and for the year ended December 31, 1999, prior to the reclassifications described in Notes 1, 2 and 5 below, were audited by Arthur Andersen LLP, independent accountants. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K filed with the SEC on March 15, 2004, incorporated by reference in this prospectus supplement. (All amounts are in millions, except ratios, per share amounts and percentages.)

	For the Years Ended December 31,

	1999[9]	2000	2001	2002	2003

Statement of Operations Data[1]:
Revenues	$3,146.9	$5,360.0	$5,231.4	$5,190.8	$5,247.7
Cost of operations[2]	2,227.6	3,132.2	2,964.2	3,039.1	3,190.1
Selling, general and administrative expenses[2]	392.4	409.4	434.7	462.7	476.9
Depreciation and amortization	264.7	433.8	448.8	478.5	546.0
Goodwill amortization[3]	110.7	223.2	226.7	—	—
Non-cash (gain) loss on divestiture of assets[4]	—	26.5	107.0	(9.3)	—

Operating income	151.5	1,134.9	1,050.0	1,219.8	1,034.7
Equity in earnings of unconsolidated affiliates	(20.8)	(50.8)	(14.1)	—	—
Interest expense and other[5]	436.8	892.1	866.1	854.0	832.9

Income (loss) before income taxes	(264.5)	293.6	198.0	365.8	201.8
Income tax expense (benefit)	(23.5)	202.9	162.4	165.6	88.7
Minority interest	2.8	6.0	3.7	1.9	1.9

Income (loss) from continuing operations	$(243.8)	$84.7	$31.9	$198.3	$111.2

Basic EPS:
Continuing operations[6]	$(1.45)	$0.09	$(0.21)	$0.63	$(2.36)

Weighted average common shares	187.8	188.8	189.6	190.2	203.8

Diluted EPS:
Continuing operations[6]	$(1.45)	$0.08	$(0.21)	$0.62	$(2.36)

Weighted average common and common equivalent shares	187.8	191.1	189.6	193.5	203.8

	For the Years Ended December 31,

	1999[9]	2000	2001	2002	2003

Pro forma amounts, assuming the change in accounting principle is applied retroactively[7]:
Income (loss) from continuing operations	$(252.8)	$74.1	$20.1	$186.3
Basic income(loss) per share	(1.49)	0.03	(0.28)	0.57
Diluted income (loss) per share	(1.49)	0.03	(0.28)	0.56
Other Data:
Ratio of earnings to fixed charges[10]	*	1.3x	1.2x	1.4x	1.2x
Ratio of earnings to fixed charges and preferred stock dividends[8,10]	**	1.0x	**	1.2x	**
Statement of Cash Flows Data[1]:
Cash flows from operating activities	$466.8	$692.2	$847.6	$976.6	$783.9
Cash flows used for investing activities (including asset purchases and sales, and capital expenditures)	(7,394.7)	(196.4)	(432.3)	(519.5)	(248.4)
Cash flows provided by (used for) financing activities (including debt repayments)	7,055.2	(592.7)	(434.4)	(487.5)	(285.7)
Cash provided by (used for) discontinued operations	(47.3)	96.7	57.5	52.2	15.5
Balance Sheet Data[1]:
Cash and cash equivalents	$119.4	$119.2	$157.6	$179.4	$444.7
Working capital (deficit)	(399.1)	(344.7)	(245.4)	(377.7)	(282.2)
Property and equipment, net	3,643.7	3,781.8	3,927.5	4,005.7	4,018.9
Goodwill, net	8,238.9	8,717.4	8,556.9	8,530.4	8,313.0
Total assets	14,963.1	14,513.6	14,347.1	13,928.9	13,860.9
Total debt	10,243.2	9,649.1	9,259.6	8,882.2	8,234.1
Series A preferred stock[8]	1,027.8	1,096.0	1,169.0	1,246.9	—
Stockholders’ equity[8]	611.8	671.6	585.8	689.1	2,517.7
Total debt to total capitalization (including preferred stock)	85%	85%	84%	82%	77%

(1) During 2003, we sold or held for sale certain operations that met the criteria for reporting discontinued operations. The selected financial data for all prior periods have been reclassified to include these operations as discontinued operations.

(2) During the years ended December 31, 1999, 2000 and 2001, we incurred costs related to acquisitions that are included in cost of operations of approximately $416.9 million, $87.6 million and $10.4 million and that are included in selling general and administrative expenses of approximately $172.0 million, $13.3 million and $17.4 million, respectively. These amounts had previously been reflected as a separate line item titled “Acquisition related and unusual costs.” These costs primarily related to environmental related matters, litigation liabilities, risk management liabilities, loss contract provisions, transition costs and transaction costs. The costs discussed above were predominantly in connection with the July 30, 1999 acquisition of BFI.

(3) In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142), amortization of goodwill ceased on January 1, 2002.

(4) The non-cash (gain) loss on divestiture of assets relate to divestitures of certain operations that were not operating in a manner consistent with our business model. These divestitures are not included in discontinued operations.

(5) Effective January 1, 2003, we adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145). Previously, extraordinary losses as a result of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt were properly classified as extraordinary. As a result of the adoption of SFAS 145, these expenses are now classified in interest expense and other. The pre-tax amounts reclassified were $5.3 million, $21.9 million, $28.1 million and $16.8 million for the years ended December 31, 1999, 2000, 2001 and 2002, respectively.

(6) During December 2003, the Series A Senior Convertible Preferred Stock was exchanged for common stock. In connection with the exchange, we recorded a reduction to net income available to common shareholders of $496.6 million for the fair value of the incremental shares of common stock issued to the holders of the preferred stock over the amount the holders would have received under the original conversion provisions.

(7) Pro forma amounts give effect to the change in our method of accounting for landfill retirement obligations upon adoption of SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143) on January 1, 2003, as if the provisions of SFAS 143 had been applied retroactively.

(8) In December 2003, all of the Series A Preferred Stock was exchanged for 110.5 million shares of common stock.

(9) Results of operations for the year ended December 31, 1999 include the results of operations of BFI from the acquisition date of July 30, 1999 through year end.

(10) For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income from continuing operations before taxes and fixed charges for continuing operations (exclusive of preferred stock dividends). For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and the interest component of rent expense.

* Earnings were insufficient to cover fixed charges by $290.0 million in 1999.

** Earnings were insufficient to cover fixed charges and preferred stock dividends by $315.6 million in 1999, $292.9 million in 2001 and $879.0 million in 2003.

Description of debentures

We will issue the debentures under an indenture to be dated as of                     , 2004, between us and U.S. Bank National Association, as trustee. You may request a copy of the indenture from the trustee.

The following description is a summary of the material provisions of the debentures and the indenture and does not purport to be complete. The terms of the debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

As used in this “Description of debentures” section, references to “Allied,” “we,” “our” or “us” refer solely to Allied Waste Industries, Inc. and not to our subsidiaries and references to “Allied NA” refer solely to our wholly-owned subsidiary Allied Waste North America, Inc.

General

The debentures will mature on                     , 2034 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of                     shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $                    per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a debenture and subject to our payment election as we determine in our sole discretion, you will receive shares of our common stock, cash or a combination of shares of our common stock and cash. Upon conversion of a debenture, you will not receive fractional shares, but will instead receive a cash payment in lieu of any such fractional share based upon the last reported sale price (as defined below) of our common stock on the trading day prior to the conversion date. You will not receive any cash payment for interest (or contingent interest, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the debentures. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us are subject to contractual and other restrictions and are subject to other business considerations. See “Risk factors—We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the debentures.”

The debentures will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a debenture” or “each debenture” in this prospectus supplement refer to $1,000 principal amount of the debentures. The debentures will be limited to $200.0 million aggregate principal amount, or $230.0 million aggregate principal amount if the initial purchasers’ option is fully exercised.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

When we refer to “common stock,” we mean the common stock, $0.01 par value, of Allied.

Ranking

The debentures will be our direct, unsecured and senior subordinated obligations. The debentures will rank junior to any of our existing and future senior indebtedness, equal in priority with all of our existing and future senior subordinated indebtedness and senior to all of our future subordinated indebtedness. In addition, our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of one of our subsidiaries during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities of that subsidiary, including indebtedness of the subsidiary and guarantees by the subsidiary of our future indebtedness. Assuming we had completed each component of the Refinancing Transactions on December 31, 2003, the debentures would have effectively ranked junior to approximately $11.2 billion of our subsidiaries’ indebtedness and other liabilities, of which $7.2 billion is guaranteed on a senior basis by Allied. We have no existing subordinated indebtedness.

We have agreed in the indenture that we will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any of our indebtedness and senior in any respect in right of payment to the debentures. No such indebtedness will be considered to be senior solely by virtue of being secured on a first or junior priority basis.

Subordination

The payment of principal and interest (and contingent interest, if any) on the debentures will be subordinated to the prior payment in full of all of our Senior Debt.

The holders of Senior Debt will be entitled to receive payment in full of all obligations due in respect of their Senior Debt (including interest after the commencement of any proceeding described below at the rate specified in the applicable Senior Debt) before the holders of debentures will be entitled to receive any payment with respect to the debentures (except that holders of debentures may receive and retain Permitted Junior Securities) in the event of:

(1)	our liquidation or dissolution;

(2)	a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

(3)	an assignment for the benefit of our creditors; or

(4)	any marshalling of our assets and liabilities.

In the event that the trustee or a holder of debentures shall have received any payments on the debentures upon the occurrence of an event described in (1) through (4) above before all of our Senior Debt is paid in full or payment thereof provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, then and in such event such payment shall be paid over or delivered to the holders of Senior Debt for application to the payment of such Senior Debt remaining unpaid, to the extent necessary to pay such Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.

We also may not make any payment in respect of the debentures, except in Permitted Junior Securities, if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period or any event of default with respect to Designated Senior Debt results in such Designated Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

(2)	any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from us or the holders of any Designated Senior Debt.

Payments on the debentures may and shall be resumed:

(1)	in the case of a payment default or event of default with respect to the Designated Senior Debt that results in such Designated Senior Debt becoming due and payable, upon the date on which such default or event of default is cured or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Debt shall have been paid in full, or provision shall have been made for such payment in cash or otherwise in a manner satisfactory to holders of such Senior Debt; and

(2)	in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, premium and interest on the debentures that are due and payable come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured for a period of not less than 90 days.

We must promptly notify holders of Senior Debt if payment of the debentures is accelerated because of an event of default.

As a result of the subordination provisions described above, in the event of our bankruptcy, liquidation or reorganization, holders of these debentures may recover less ratably than trade creditors and our other creditors that are holders of Senior Debt. See “Risk factors—The debentures will be unsecured and will be subordinated to any existing senior debt or future senior debt that we incur. In addition, the debentures will be subordinated to all indebtedness and other liabilities of our subsidiaries.”

“Credit Facility” means the credit agreement of Allied NA, dated July 21, 1999, as amended and restated as of August 20, 2003, and as further amended and restated as of November 20, 2003, among Allied NA, Allied, certain lenders party thereto, JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, and Citicorp North America, Inc., as Syndication Agent, as amended, or any bank credit agreement that replaces, amends, supplements, restates or renews such Credit Facility.

“Designated Senior Debt” means:

•	indebtedness or guarantees of indebtedness outstanding under the Credit Facility; and

•	after payment in full of all obligations under the Credit Facility, any other Senior Debt the principal amount of which is $100.0 million or more and that has been designated by us as “Designated Senior Debt.”

“Permitted Interest Rate or Currency Protection Agreement” of any person means any agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such person against fluctuations in interest rates or currency exchange rates with respect to debt incurred and that shall have a notional amount no greater than the payments due with respect to the debt being hedged thereby.

“Permitted Junior Securities” means:

•	our capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock); or

•	our debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the debentures are subordinated to Senior Debt pursuant to the indenture.

“Senior Debt” means:

•	all of our indebtedness outstanding under the Credit Facility and all Permitted Interest Rate or Currency Protection Agreements with respect thereto, unless the instrument under which such indebtedness is incurred expressly provides that it is on parity with or subordinated in right of payment to the debentures or subordinated to any of our other indebtedness,

•	any of our other indebtedness, unless the instrument under which such indebtedness is incurred expressly provides that it is on parity with or subordinated in right of payment to the debentures or subordinated to any of our other debt and

•	all obligations with respect to the items listed in the preceding two clauses.

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

•	any liability for federal, state, local or other taxes owed or owing by us,
•	any trade payables; or
•	any of our indebtedness owing to any of our subsidiaries or other affiliates.

Interest

The debentures will bear interest at a rate of           % per annum. We will also pay contingent interest on the debentures in the circumstances described under “—Contingent interest.” Interest (including contingent interest, if any) shall be payable semi-annually in arrears in cash on                     and of each year, commencing                     , 2004.

Interest on a debenture (including contingent interest, if any) will be paid to the person in whose name the debenture is registered at the close of business on                     or                     , as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from                     , 2004 or from the most recent date to which interest has been paid or duly provided for.

Contingent interest

Beginning with the six-month interest period commencing on                     , 2009, we will pay contingent interest on the interest payment date for a six-month interest period from                     to                     or from                     to                     if the average trading price (as defined below) of the debentures during the five trading day period ending on the second trading day immediately preceding the applicable six-month interest period equals or exceeds 125% of the principal amount of the debentures.

On any interest payment date when contingent interest shall be payable, the contingent interest payable per debenture will equal 0.25% of the average trading price of such debenture during the applicable five trading day reference period.

We will notify the holders of the debentures upon a determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

The “trading price” of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $5.0 million aggregate principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot be reasonably obtained by the bid solicitation agent, but two bids are obtained, then the average of the two bids shall be used, and if only one such bid can be reasonably be obtained by the bid solicitation agent, the one shall be used. If, however, no bid is obtained by the bid solicitation agent or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of debentures as of such determination date, then the trading price for such determination date will equal (1) the applicable conversion rate of the debentures as of such determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on such determination date.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

Optional redemption by us

No sinking fund is provided for the debentures. Prior to                     , 2009, the debentures will not be redeemable. On or after                     , 2009, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the redemption date.

If the redemption date is an interest payment date, interest (including contingent interest, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest (including contingent interest, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion rights

Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock initially at a conversion rate of                     shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $          per share of common stock based on the issue price per debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of the market price condition;

•	in whole or in part, upon satisfaction of the trading price condition;

•	if any of your debentures are called for redemption, those debentures that have been so called; or

•	in whole or in part, upon the occurrence of specified corporate transactions.

If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either “—Repurchase of debentures by us at the option of the holder” or “— Repurchase of debentures by us at the option of the holder upon a fundamental change,” you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

Upon conversion, you will not receive any cash payment of interest (including contingent interest, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of shares of our common stock, cash or a combination of cash and shares of our common stock (as we determine in our sole discretion) will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest (including contingent interest, if any) to, but excluding, the conversion date.

As a result, accrued but unpaid interest (including contingent interest, if any) to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Material United States federal income tax considerations.”

Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date, holders of such debentures at the close of business on the record date will receive the interest (including contingent interest, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including contingent interest, if any) payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a redemption date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) to the extent of any overdue interest (including contingent interest, if any) if any overdue interest exists at the time of conversion with respect to such debenture.

If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion procedures

To convert your debenture into common stock you must do the following:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture.

The conversion agent will, on your behalf, convert the debentures into shares of our common stock, to the extent we elect to satisfy our conversion obligation in common stock. See “—Payment upon conversion.” You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

Payment upon conversion

(1) Conversion on or prior to the final notice date. In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to maturity or, with respect to debentures being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

If we choose in our sole discretion to satisfy all or any portion of our obligation (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (“conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the final day of the conversion retraction period. Settlement amounts will be computed as follows:

•	If we elect to satisfy all or any portion of the conversion obligation in shares, we will deliver to you a number of shares equal to (1) the aggregate original principal amount of debentures to be converted into shares divided by 1,000 multiplied by (2) the applicable conversion rate.

•	If we elect to satisfy all or any portion of the conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (1) the aggregate original principal amount of debentures to be paid in cash divided by 1,000 multiplied by (2) the conversion rate and

•	the average of the last reported sale prices of our common stock for the ten consecutive trading days immediately following the date of our notice of our election to deliver cash (the “cash settlement averaging period”).

(2) Conversion after the final notice date. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash, we will send a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion on or prior to the final notice date” except that the “cash settlement averaging period” shall be the five consecutive trading days ending on the third trading day prior to the conversion date. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

Conversion upon satisfaction of market price condition

You may surrender your debentures for conversion into our common stock in any calendar quarter commencing after                     , 2004 and before                     , 2034 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than 125% of the applicable conversion price per share of our common stock on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the New York Stock Exchange. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the New York Stock Exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon satisfaction of trading price condition

You may surrender your debentures for conversion into shares of our common stock during the five business day period after any three consecutive trading day period in which the average “conversion trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for such period was less than 98% of the average of the product of the applicable conversion rate and the last reported sale price of our common stock for each day during such period (the “98% Trading Exception”); provided that if, on the date of any conversion pursuant to the 98% Trading Exception that is on or after                     , 2029, the last reported sale price of our common stock is greater than the conversion price, then you will receive, in lieu of common stock based on the conversion rate, shares of common stock with a value equal to the principal amount of the debentures converted.

The “conversion trading price” of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $5.0 million aggregate principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot be reasonably obtained by the bid solicitation agent, but two bids are obtained, then the average of the two bids shall be used, and if only one such bid can be reasonably be obtained by the bid solicitation agent, the one shall be used. If, however, no bid is obtained by the bid solicitation agent or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of debentures as of such determination date, then the conversion trading price per debenture will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per debenture is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion upon notice of redemption

If we call any or all of the debentures for redemption, you may convert any of your debentures that have been called for redemption into our common stock at any time prior to the close of business on the second business day prior to the redemption date.

Conversion upon specified corporate transactions

If we elect to:

•	distribute to all holders of our common stock, rights, warrants, options or other securities entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock, or securities convertible into shares of our common stock, at less than the average of the last reported sale prices of a share of our common stock for the five trading days immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets, evidence of indebtedness or other property or rights to subscribe for or purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the average of the last reported sale prices of our common stock for the five trading days immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under “—Repurchase of debentures by us at the option of the holder upon a fundamental change.”

Conversion rate adjustments

The conversion rate will be adjusted (in accordance with formulas set forth in the indenture) if certain events occur, including:

(1)	the payment of a dividend or other distribution on our common stock in shares of our common stock;

(2)	the issuance to all holders of our common stock of (i) options, warrants or other rights, other than under any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase shares of our common stock, or (ii) securities that by their terms are convertible or exchangeable into shares of our common stock, in each case, at less than the current market price (as defined below);

(3)	subdivisions, splits, combinations and reclassifications of our common stock;

(4)	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) above or issuance covered by clause (2) above and any dividend or distribution paid exclusively in cash);

(5)	the payment of a cash dividend or other distribution to all or substantially all holders of our common stock;

(6)	payment by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The “current market price” per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any such issuance or distribution, means the first date on which our common stock trades without the right to receive such issuance or distribution.

In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each debenture that thereafter remains outstanding would, without the consent of the holders of debentures, become convertible into such other securities, cash or property instead of our common stock. In such event, on the conversion date, the conversion rate then in effect will be applied to the value on the conversion date of the securities, cash or property a holder would have received if it had held the shares covered by our debentures when the applicable transaction occurred.

If at any time we make a distribution of property to our common stock holders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not dividends payable in shares of our common stock or rights to subscribe for our common stock), and pursuant to the conversion rate adjustment provisions of our debentures, the conversion rate is increased, that increase may be deemed to be the receipt of taxable income to holders of debentures. See

“Material United States federal income tax considerations”. Because such deemed distribution will not give rise to any cash from which any applicable withholding tax can be satisfied, the indenture provides that we may set-off any withholding tax with respect to such deemed distribution that we are required to pay against cash payments of interest payable on the debentures.

In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock. If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

The adjustment to the conversion rate under the preceding paragraph will occur on the date that is the earlier of:

•	the tenth trading day following the effective date of the spin-off; and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the last reported sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the last reported sale prices of our common stock over the first 10 trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the last reported sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

To the extent that we adopt any future rights plan, holders of debentures will receive, upon conversion of debentures, in addition to shares of our common stock, the rights under such future rights plan whether or not the rights have separated from shares of our common stock at the time of conversion and no adjustment to the conversion will be made in accordance with clause (4) above or otherwise.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the applicable conversion rate will be required until the earlier of (1) such time as we provide notice to holders of our intention to redeem the debentures or (2) such time as the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. If an adjustment is not made because the adjustment would not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the conversion rate, to provide written notice to the holders of debentures of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Each adjustment to the conversion rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early conversion of our debentures.

Repurchase of debentures by us at the option of the holder

You have the right to require us to repurchase all or a portion of your debentures on                     , 2011,                     , 2014,                     , 2019,                     , 2024 and                     , 2029 (each, a “repurchase date”).

We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the repurchase date. We may elect to pay the repurchase price of the debentures in cash, common stock, or in any combination of cash and our common stock. If we elect to satisfy any portion of the repurchase price in shares of our common stock, we will deliver to you a number of shares equal to (i) the repurchase price for such portion divided by (2) the average last reported sale price of our common stock for the five trading days immediately following your repurchase notice.

On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	that we may elect to deliver shares of our common stock to satisfy all or a portion of the repurchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to repurchase their debentures.

Your notice electing to require us to repurchase debentures must state:

•	if certificated debentures have been issued, the debenture certificate numbers;

•	the portion of the principal amount of debentures to be repurchased, which must be in integral multiples of $1,000; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the debentures.

You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

If the paying agent holds money sufficient to pay the repurchase price of the debentures on the repurchase date, then, on and after the business day following such date:

•	the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase of debentures by us at the option of the holder upon a fundamental change

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including contingent interest, if any) to but excluding the repurchase date.

We may elect in our sole discretion to pay the repurchase price of the debentures in cash, common stock, or in any combination of cash and our common stock. If we elect to satisfy any portion of the repurchase price in shares of our common stock, we will deliver to you a number of shares equal to (i) the repurchase price for such portion divided by (2) the average last reported sale price of our common stock for the five trading days immediately following the fundamental change repurchase date (as defined below in this section).

A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

•	any person, or any persons (other than a Permitted Allied Successor), acting together that would constitute a “group” (a “group”) for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially own 50% or more of the total voting power of all classes of Voting Stock of Allied,

•	any person or group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees who have not been approved by the Continuing Directors elected to the board of directors of Allied such that such nominees, when added to any existing director remaining on the board of directors of Allied after such election who is an Affiliate, Related Person, director, officer, employee or consultant of such person or group, will constitute a majority of the board of directors of Allied, or

•	consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our Voting Stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change; provided, further, that so long as any senior long-term debt financing of Allied or any of its subsidiaries is outstanding, any such transaction that does not also constitute a “change of control” under the comparable provisions of any senior long-term debt financing shall not be a fundamental change;

•	our shareholders approve any plan or proposal for our liquidation or dissolution; or

•	our common stock or other common stock into which the debentures are convertible is neither listed for trading on a U.S. national or regional securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States and no American Depository Shares or similar instruments for such common stock are so listed or approved for trading.

“Affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Apollo” means Apollo Management IV, L.P., or it “permitted transferees” (exclusive of the Allied, Allied NA and their respective subsidiaries).

“Blackstone” means the collective reference to (i) Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners III L.P., a Cayman Islands limited partnership, Blackstone Offshore Capital Partners II L.P., a Cayman Islands limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, and Blackstone Family Investment Partnership II L.P., a Cayman Islands limited partnership (each of the foregoing, a “Blackstone Fund”) and (ii) each affiliate of any Blackstone Fund that is not an operating company or Controlled by an operating company and each general partner of any Blackstone Fund or any Blackstone Affiliate who is a partner or employee of the Blackstone Group L.P.

“Continuing Directors” means, as of any date of determination with respect to any person, any member of the board of directors of such person who:

•	was a member of such board of directors on the date of the indenture; or

•	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Permitted Allied Successor” means (i) an issuer, other than Allied, of Voting Stock issued to the shareholders of Allied in a merger, consolidation or other transaction permitted in the third bullet point of the definition of fundamental change, (ii) Apollo and (iii) Blackstone.

“permitted transferees” means, with respect to any person: (a) any affiliate of such person; (b) any investment manager, investment advisor, or constituent general partner of such person; or (c) any investment fund, investment account, or investment entity that is organized by such person or its affiliates and whose investment manager, investment advisor, or constituent general partner is such person or a permitted transferee of such person.

“Related Person” of any person means, without limitation, any other person owning (a) 5% or more of the outstanding common stock of such person or (b) 5% or more of the Voting Stock of such Person.

“Voting Stock” of any person means capital stock of such person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

A fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares, such publicly traded securities to be valued as of the date on which the transaction or transactions constituting the fundamental charge were publicly announced.

For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that we may elect to deliver shares of our common stock to satisfy all or a portion of the repurchase price;

•	that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their debentures.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

We will be required to repurchase the debentures no later than 30 days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the debentures on the fundamental change repurchase date, then on the business day following such date:

•	the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers.

The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates, and we believe the repurchase of the debentures upon a fundamental change could constitute an event of default under Allied NA’s senior credit facilities and outstanding notes.

Merger and sale of assets by us

The indenture provides that we may not consolidate with or merge with or into any other person or transfer, convey, sell, lease or otherwise dispose of all or substantially all of our or our subsidiaries consolidated properties or assets, unless:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and the successor person assumes all of our obligations under the debentures and the indenture;

•	immediately before and after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, transfer, conveyance, sale, lease or other disposition complies with these requirements.

Upon any permitted consolidation, merger, transfer, conveyance, sale, lease or other disposition, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

Events of default; notice and waiver

The following will be events of default under the indenture:

•	failure to pay any interest (including contingent interest, if any) on any debenture issued under the indenture when due, continued for 30 days;

•	failure to pay principal of any debenture issued under the indenture when due;

•	default in our obligation to convert the debentures into shares of our common stock, cash or a combination of cash and shares of our common stock upon exercise of a holder’s conversion right and such default continues for a period of 10 days;

•	default in our obligation to repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

•	default in our obligation to redeem the debentures after we have exercised our option to redeem;

•	failure to perform any other covenant or warranty in the indenture or the debentures issued thereunder, continued for 60 days after written notice from holders of at least 10% in principal amount of the debentures issued under the indenture as provided in the indenture;

•	a default or defaults under any bonds, debentures, notes or other evidences of, or obligations constituting, indebtedness by us or any of our subsidiaries or under any mortgages, indentures, instruments or agreements under which there may be issued or existing or by which there may be secured or evidenced any indebtedness by us or any of our subsidiaries with a principal or similar amount then outstanding, individually or in the aggregate, in excess of $50 million, whether such indebtedness now exists or is hereafter created, which default or defaults constitute a failure to pay any portion of the principal or similar amount of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or will have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

•	the rendering of a final judgment or judgments (not subject to appeal) against us or any of our subsidiaries in an aggregate amount in excess of $50 million which remains unstayed, undischarged or unbonded for a period of 60 days thereafter; and

•	certain events of bankruptcy, insolvency or reorganization affecting (i) Allied or (ii)(A) so long as any long-term debt financing of Allied or any of its subsidiaries is outstanding, any subsidiary of Allied that is subject to any covenant relating to such long-term debt financing and (B) if no long-term debt financing of Allied or any of its subsidiaries is outstanding, any significant subsidiary of Allied or any subsidiary that would constitute a significant subsidiary of Allied if the investments in, and the assets and income of, such subsidiary were aggregated with the investments in, and the assets and income of, each other subsidiary of Allied that has experienced a similar bankruptcy, insolvency or reorganization event since the date of the indenture. For purposes of this last bullet point, “significant subsidiary” means any subsidiary that would be a “Significant Subsidiary” of Allied within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities Exchange Commission.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debentures issued under the indenture, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and certain other conditions provided in the indenture, the holders of a majority in aggregate principal amount of a series of outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debentures or exercising any trust or power conferred on the trustee with respect to the debentures.

If an event of default (other than an event of default of the type described in last bullet point above) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may accelerate the maturity of all of the debentures, and if an event of default of the type described in the last bullet point above occurs, the principal of and any accrued interest on the debentures then outstanding will become immediately due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and waiver.”

No holder of any debentures will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debentures have made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of such outstanding debentures a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of debentures for enforcement of payment of the principal of (and premium, if any) or interest on such debenture on or after the respective due dates expressed in such debenture.

We will be required to furnish to the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in such performance. We will be required to deliver to the trustee, as soon as possible and in any event within 30 days after we become aware of the occurrence of an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default, an officers’ certificate setting for the details of such event of default or default, and the action which we propose to take with respect thereto.

Modification and waiver

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest (including contingent interest, if any) on any debenture;

•	reduce the principal amount of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of shares of common stock, the amount of cash or the amount of any other property receivable upon conversion;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of debentures required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

•	secure any debenture or add guarantees to the debentures;

•	evidence the assumption of our obligations by a successor person;

•	add covenants for the benefit of the holders of debentures;

•	cure any ambiguity or correct any error in the indenture, so long as such action will not adversely affect the interests of holders, provided that any such amendment made solely to conform the provisions of the indenture to this prospectus supplement will be deemed not to adversely affect the interests of holders;

•	establish the forms or terms of the debentures;

•	evidence the acceptance of appointment by a successor trustee;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•	make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

Calculations in respect of debentures

We will be responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the market prices of our common stock and the debentures, the amount of accrued interest (including contingent interest, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information concerning the trustee

We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing law

The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, denomination, exchange, registration and transfer

The debentures will be issued:

•	in fully registered form;
•	without interest coupons; and
•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and paying agent

We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Book-entry system

Debentures will be evidenced by one or more global debentures. We will deposit the global debenture or debentures with DTC and register the global debenture in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not receive physical delivery of certificates in definitive registered form; and
•	not be considered holders of the global debenture.

We will pay interest (including contingent interest, if any) on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or has given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between the participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, DTC has ceased to be a clearing agency registered under the Exchange Act or an event of default has occurred and is continuing, we will issue debentures in certificated form in exchange for the global debentures. In addition, beneficial interests in a global debenture may be exchanged for certificated debentures upon the reasonable request of any beneficial holder on terms acceptable to us, the trustee and the depositary. We may at any time and in our sole discretion determine not to have debentures represented by global debentures and in such event will issue certificates in definitive form in exchange for the global debenture.

Description of capital stock

The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our articles of incorporation and bylaws, as amended. See “Where you can find more information.” You should refer to those documents for the complete terms of our capital stock.

Authorized capital

As of December 31, 2003, our amended and restated articles of incorporation provide that we have authority to issue 525 million shares of common stock, $0.01 par value, of which approximately 320.1 million shares are issued and outstanding; and 10 million shares of preferred stock, $.10 par value, of which 6.9 million shares are issued and outstanding.

Common stock

Voting Rights. Holders of common stock are entitled to one vote per share on each matter to be decided by the stockholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. This provision of our bylaws may only be modified by amendment adopted by the stockholders. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividend Rights and Limitations. Holders of common stock will be entitled to receive ratably the dividends, if any, as the board of directors may declare from time to time out of funds legally available for this purpose. Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our senior credit facility and indentures. We do not currently pay dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The terms of our senior credit facility currently prohibit us from paying cash dividends on our common stock. The terms of our indentures also restrict us from paying cash dividends on our common stock. In addition, under the terms of our Series C senior mandatory convertible preferred stock, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock. We are not prohibited or restricted under our debt agreements or the terms of our preferred stock from paying any dividends in the form of our common stock on our common stock.

Liquidation Rights. In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of our common stock will be entitled to share ratably in our remaining assets available for distribution.

Miscellaneous. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Series C senior mandatory convertible preferred stock

Our Series C senior mandatory convertible preferred stock has a liquidation preference of $50.00 per share, plus any accrued and unpaid dividends, which would have to be paid before any amounts could be paid to holders of our common stock in a dissolution or other liquidation of Allied. The Series C senior mandatory convertible preferred stock also has a quarterly cumulative cash dividend preference that we, at our option, may pay in cash, shares of our common stock, or any combination thereof in our sole discretion. Shares of our common stock used to pay dividends will be delivered to the transfer agent to be sold on the holders’ behalf, resulting in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable.

The Series C senior mandatory convertible preferred stock is convertible, at the option of the holder and at our option, subject to certain limitations, into shares of our common stock at any time after the issue date and prior to April 1, 2006 at a rate of 4.9358 shares of our common stock for each share of our Series C senior mandatory convertible preferred stock, in each case subject to customary anti-dilution adjustments. Unless previously converted at the option of the holder, each share of Series C senior mandatory convertible preferred stock will automatically convert on April 1, 2006 into not more than 6.0241 shares and not less than 4.9358 shares of our common stock, depending on the market price for our common stock at the time and subject to customary anti-dilution adjustments.

The holders of the shares of Series C senior mandatory convertible preferred stock are not entitled to any voting rights except as required by applicable state law.

Delaware Business Combination Act

Section 203 of the Delaware General Corporation Law generally imposes a three-year moratorium on business combinations between a Delaware corporation and an “interested stockholder” (in general, a stockholder owning 15% or more of a corporation’s outstanding voting stock) or an affiliate or associate thereof unless (1) prior to a stockholder becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in a stockholder becoming an interested stockholder, (2) upon consummation of the transaction resulting in a stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans), or (3) on or after a stockholder becomes an interested stockholder, the business combination is approved by (a) the board of directors and (b) holders of at least two-thirds of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

The Delaware Business Combination Act applies to certain public companies incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation and sets forth such election in (1) the corporation’s original certificate of incorporation, (2) an amendment to the corporation’s bylaws as adopted by the corporation’s board of directors within 90 days of the effective date of such legislation, or (3) an amendment to the corporation’s certificate of incorporation or bylaws as approved by (in addition to any other vote required by law) a majority of the shares entitled to vote (however, such amendment would not be effective until twelve months after the date of its adoption and would not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption of such amendment). We have not made such an election and therefore are subject to the Delaware Business Combination Act.

Certificate of incorporation and bylaw provisions

Certain provisions of our certificate of incorporation and bylaws, as amended, may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by a shareholder.

Pursuant to the certificate of incorporation, the board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Allied.

The bylaws provide that stockholders’ nominations for the board of directors and proposals for other business to be transacted at stockholders’ meetings must be timely received by Allied and must comply with specified form, content and notice requirements. The bylaws also provide that special meetings of stockholders may be called only by the board or by a specifically authorized committee of the board. The certificate of incorporation and the bylaws provide that the bylaws may be altered, amended or repealed by the board of directors.

Transfer agent and registrar

The transfer agent and registrar for our common stock and our Series C senior mandatory convertible preferred stock is American Stock Transfer & Trust Company.

Material United States federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debentures and common stock into which the debentures are convertible, but is not a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who purchase debentures for cash in this offering and at the initial offering price and who hold the debentures and the common stock into which such debentures are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	partnerships or other pass-through entities or investors in such entities;

•	banks, insurance companies or other financial institutions;

•	persons subject to the U.S. federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the debentures;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the debentures as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the debentures or common stock under the constructive sale provisions of the Code.

If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the debentures and common stock.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX

ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of the Debentures

Pursuant to the terms of the indenture governing the debentures, we and each holder of the debentures agree (in the absence of any administrative pronouncement, statute, regulations or judicial ruling to the contrary issued or enacted subsequent to the date the debentures are sold hereby), for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below, using the comparable yield set forth below. The remainder of this discussion assumes that the debentures will be so treated and does not address any possible differing treatment of the debentures. The IRS has recently issued a revenue ruling with respect to instruments similar to the debentures and this ruling supports various aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the debentures remains uncertain in several other respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.

Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the debentures to common stock, and might recognize capital gain or loss upon a taxable disposition of the debentures. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX TREATMENT OF HOLDING THE DEBENTURES.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the debentures or our common stock, but is not a complete analysis of all the potential tax considerations relating thereto. Material U.S. federal income tax consequences to “non-U.S. holders” of the debentures or common stock are described under “— Consequences to Non-U.S. Holders” below. The term “U.S. holder” means a beneficial owner of a debenture or common stock who or that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Accrual of Interest

As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the debentures;

•	require you to accrue and include in taxable income each year original issue discount at the comparable yield (as described below) which will be substantially in excess of the stated cash interest payments to be received by you; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, conversion, repurchase or redemption of the debentures.

Subject to the adjustments described below under “— Adjustments to Interest Accruals on the Debentures,” you will be required to accrue an amount of ordinary interest income as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debenture that equals:

•	the product of (i) the adjusted issue price of the debentures (as defined below) as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the debentures, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the debentures.

The issue price of a debenture is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payments previously made and the projected (as opposed to actual) amounts of any contingent payments previously made with respect to the debentures.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the debentures. We have determined the comparable yield of the debentures based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the debentures. Accordingly, we have determined that the comparable yield is           %, per annum, compounded semi-annually.

We are required to furnish to you the comparable yield and, solely for U.S. federal income tax purposes, a projected payment schedule that includes the stated noncontingent cash interest payments on the debentures and estimates of the amount and timing of contingent interest payments and payment upon maturity on the debentures taking into account the fair market value of the common stock (and cash, if any) that might be paid upon a conversion of the debentures. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Where you can find more information.” By purchasing the debentures, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the debentures.

THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR ORIGINAL ISSUE DISCOUNT ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL PAYMENTS THAT WILL BE RECEIVED ON A DEBENTURE.

Adjustments to Interest Accruals on the Debentures

If the actual contingent payments made on the debentures differ from the projected contingent payments, adjustments will be made with respect to the difference. If, during any taxable year, you receive actual contingent payments with respect to the debentures that in the aggregate exceed the total amount of projected contingent payments for such taxable year, you will incur a “positive adjustment” equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year, including cash and the fair market value of our common stock received upon a conversion. If you receive in a taxable year actual contingent payments that in the aggregate are less than the amount of projected contingent payments for such taxable year, you will incur a “negative adjustment” equal to the amount of such deficit. A negative adjustment will be treated as follows:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

•	second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the debentures, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

•	third, any excess negative adjustments will be carried forward to offset future interest income with respect to the debentures or to reduce the amount realized on a sale, exchange, conversion, redemption or retirement of the debentures.

Sale, Exchange, Conversion or Redemption of the Debentures

Upon the sale, exchange, repurchase or redemption of a debenture, as well as upon a conversion of a debenture, you will generally recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the debenture. As a holder of a debenture, you agree that under the Contingent Debt Regulations, the amount realized will include cash and the fair market value of our common stock that you receive on conversion of the debentures (or if you exercise your option to require us to redeem your debentures and we elect to pay in common stock) as a contingent payment. Such gain on a debenture generally will be treated as interest income. Loss from the disposition of a debenture will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the debentures. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the debentures were held for more than one year. The deductibility of capital losses is subject to limitations.

Special rules apply in determining the tax basis of a debenture. Your adjusted tax basis in a debenture is generally equal to your original purchase price for the debenture, increased by original issue discount (determined without regard to any adjustments to interest accruals described above) and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made (without regard to the actual amount paid). Under this treatment, your tax basis in the common stock received upon conversion of a debenture will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

Constructive Dividends

Holders of convertible debt instruments such as the debentures may, in some circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Some of the possible adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “— Dividends” below even though you have not received any cash or property as a result of such adjustments. In some circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Dividends

If you convert your debenture into our common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, with respect to individual taxpayers and certain other noncorporate taxpayers, for taxable years beginning after December 31, 2002 and before January 1, 2009, such dividends are generally taxed at the lower applicable capital gains rates provided holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange or Redemption of Common Stock

If you convert your debentures into our common stock, then upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. Your adjusted tax basis and holding period in common stock received upon conversion of a debenture are determined as discussed above under “— Sale, Exchange, Conversion or Redemption of the Debentures.” The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

We are required to furnish to the record holders of the debentures and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest on the debentures, dividends paid on the common stock and proceeds received from a disposition of the debentures or shares of common stock pursuant to a conversion, redemption or repurchase. You may be subject to backup withholding with respect to interest paid on the debentures, dividends paid on the common stock or with respect to proceeds received from a disposition of the debentures or shares of common stock. Some holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you

•	fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the debentures or our common stock, but is not a complete analysis of all the potential tax considerations relating thereto. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of debentures or common stock that is a nonresident alien individual or a corporation, trust or estate that is not a U.S. Holder.

Payments of Interest; Conversion of Debentures

You will not be subject to the 30% United States federal withholding tax with respect to (i) noncontingent stated cash interest on the debentures and (ii) the amount of cash delivered to you by us upon redemption or retirement of a debenture in respect of the stated principal amount (other than in the case of a conversion), provided that:

•	such interest is not effectively connected with your conduct of a trade or business in the United States;

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank whose receipt of interest (including original issue discount) on a debenture is described in Section 881(c)(3)(A) of the Code; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your debentures through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

The applicable rules for payments of contingent interest (including any contingent interest deemed received on a conversion of the debentures) are unclear and such payments may be subject to the 30% withholding tax even if all of the above requirements are met. We have not determined whether payments of contingent interest will be subject to withholding. If we do withhold, you should consult your own tax advisers as to whether you can obtain a refund for any withholding taxes imposed on such payments on the grounds that such payments are exempt from such withholding taxes.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the debentures, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the debenture is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If you are engaged in a trade or business in the United States and interest on a debenture is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in your earnings and profits.

Sale, Exchange or Redemption of the Debentures or Common Stock

Any gain realized by you on the sale, exchange or redemption of a debenture will generally be treated as interest income generally subject to the rules described above under “— Payments of Interest; Conversion of Debentures.” If such gain which is treated as interest income does not qualify for the portfolio interest exemption discussed above under “— Payments of Interest; Conversion of Debentures,” even if such tax is not withheld by the payor of the sale, exchange or redemption proceeds, you generally will have an obligation under U.S. federal income tax laws to file a U.S. federal income tax return and to pay such tax.

Any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;

•	you are subject to Code provisions applicable to certain U.S. expatriates; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the common stock.

We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Dividends

In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from adjustments, or failures to make adjustments, to the conversion price of the debentures, see “— Consequences to U.S. Holders— Constructive Dividends” above) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under various circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty. In the case of dividend distributions resulting from adjustments, or failures to make adjustments, to the conversion price of the debentures, the indenture provides that because such dividend distribution will not give rise to any cash form which any applicable withholding tax can be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the debentures.

In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you (including interest, dividends and proceeds received from a disposition of the debentures or common stock pursuant to a conversion, redemption or repurchase) or with respect to the proceeds of the sale of a debenture or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above under “— Consequences to Non-U.S. Holders— Payments of Interest” and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Underwriting

Subject to the terms and conditions in the underwriting agreement, between us and the underwriters, we have agreed to sell to each of the underwriters named below, and each of the underwriters have agreed to severally purchase from us, the principal amount of the debentures set forth opposite its name below:

Underwriters	Principal Amount

J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Banc One Capital Markets, Inc.
BNP Paribas Securities Corp.
Credit Lyonnais Securities (USA) Inc.
Scotia Capital (USA) Inc.

Total	$200,000,000

The underwriting agreement provides that the underwriters will purchase all the debentures if any of them are purchased.

The underwriters initially propose to offer the debentures to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the debentures to selected dealers at the public offering price minus a concession of up to           % of the principal amount. In addition, the underwriters may allow, and selected dealers may reallow, a concession of up to           % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell debentures through certain of their affiliates.

We have granted an option to the underwriters to purchase up to and additional $30,000,000 in aggregate principal amount of debentures at the initial offering price less the underwriters’ discount to cover overallotments. If the underwriters exercise this option, they must purchase additional debentures within 13 days from and including the initial closing date.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses relating to the offering, which we expect will be $500,000, not including the underwriting discounts and commissions.

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

We, our executive officers and directors have entered into lock-up agreements. Under these agreements, we may not, without the prior written approval of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for our common stock, and each of our executive officers and directors may not, without the prior written approval of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for our common stock, except under limited circumstances. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. may, in their sole discretion, release all or some of the securities from these lock-up agreements.

The debentures are a new issue of securities, and there is currently no established trading market for the debentures. We do not intend to apply for the debentures to be listed on any securities exchange or to arrange for the debentures to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the debentures, but they are not obliged to do so. The underwriters may discontinue any market making in the debentures at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the debentures, that you will be able to sell your debentures at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the debentures, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the debentures in the open market for the purpose of pegging, fixing or maintaining the price of the debentures. Syndicate covering transactions involve purchases of the debentures in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the debentures to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

You should be aware that laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

We expect that delivery of the debentures will be made against payment therefor on or about the closing date specified on the cover page of this offering memorandum, which will be the                     business day following the date of pricing of the debentures, or “T+          .” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade debentures on the date of pricing or the next                     succeeding business days will be required, by virtue of the fact that the debentures initially will settle in T+          , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of debentures who wish to trade debentures on the date of pricing or the next                     succeeding business days should consult their own advisor.

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. Also, certain of the underwriters are taking part in concurrent offerings, by means of separate offering memoranda, of Allied NA’s senior notes. The proceeds of such offerings, in addition to the proceeds of this offering, will be used to fund the purchase of the 10% Senior Subordinated Notes due 2009 tendered and purchased in the Tender Offer. Certain of the underwriters own a portion of the 10% Senior Subordinated Notes due 2009 being redeemed with the proceeds of this offering. In addition, certain of the underwriters or their affiliates are lenders/ and or agents under our senior credit facility and certain of the underwriters have acted as initial purchasers in prior offerings of our debt securities. They have received customary fees and commissions for these transactions.

Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), if more than 10% of the net proceeds of a public offering of securities are to be paid to members of the NASD that are participating in the offering, or their affiliated or associated persons, the price of the securities distributed to the public must be no higher than that recommended by a “qualified independent underwriter,” as defined in Rule 2720 of the Conduct Rules of NASD. Because certain of the underwriters of this offering hold senior subordinated notes of Allied NA and will receive net proceeds from this offering that are, in the aggregate, more than 10% of the net proceeds of this offering, Friedman, Billings, Ramsey & Co., Inc. will participate in this offering as a qualified independent underwriter. Friedman, Billings, Ramsey & Co., Inc., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement and the registration statement of which this prospectus supplement forms a part. Friedman, Billings, Ramsey & Co., Inc. will receive a fee of $200,000 for serving as a qualified independent underwriter in connection with this offering. The price of the debentures sold to the public will be no higher than that recommended by Friedman, Billings, Ramsey & Co., Inc.

We have agreed to indemnify Friedman, Billings, Ramsey & Co., Inc., in its role as qualified independent underwriter, against certain liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments Friedman, Billings, Ramsey & Co., Inc. may be required to make in respect of those liabilities.

Legal matters

The validity of the debentures will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters relating to the debentures will be passed upon for the initial purchasers by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of Allied Waste Industries, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Allied Waste Industries, Inc. for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Browning Ferris Industries, Inc., or “BFI,” as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Allied Waste Industries, Inc. for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of BFI Energy Systems of Plymouth, Inc., BFI Services Group, Inc., BFI Trans River (LP), Browning-Ferris Industries Europe, Inc., Browning-Ferris Industries Asia Pacific, Inc., BFI Energy Systems of Boston, Inc., and Consolidated Processing, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Allied Waste Industries, Inc. for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
ALLIED WASTE INDUSTRIES, INC.
ALLIED WASTE NORTH AMERICA, INC.
AWNA TRUST
$2,000,000,000
Debt Securities, Preferred Stock, Common Stock,
Debt and Equity Warrants, Depositary Shares, Stock Purchase Contracts,
Stock Purchase Units and Trust Preferred Securities

        We may from time to time offer up to $2,000,000,000 in aggregate initial offering price of:

•	Debt Securities;
•	Shares of Preferred Stock;
•	Shares of Common Stock;
•	Debt and Equity Warrants;
•	Depositary Shares;
•	Stock Purchase Contracts;
•	Stock Purchase Units; and
•	Trust Preferred Securities.

      In connection with the debt securities, Allied Waste Industries, Inc., our parent, and all of our subsidiaries that guarantee our credit facility may, on a joint and several basis, offer full and unconditional guarantees of our obligations under the debt securities. Also, so long as any of our indebtedness other than our credit facility is secured, the debt securities may be equally and ratably secured with such other indebtedness and our credit facility by the stock and assets of some of our subsidiaries.

      Some of our shareholders may sell a number of shares of our common stock under this prospectus and any prospectus supplement. In the prospectus supplement relating to sales by selling shareholders, we will identify each selling shareholder and the number of shares of our common stock that each selling shareholder will be selling.

      Our common stock is traded on the New York Stock Exchange under the symbol “AW.” We will make applications to list any shares of common stock sold under this prospectus and any prospectus supplement on the NYSE. We have not determined whether we will list any other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement to this prospectus will disclose the exchange or market.

      When we offer securities, we will provide specific terms of such securities in supplements to this prospectus. The securities offered by this prospectus may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

       Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

       Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 31, 2002.

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. This prospectus or any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or any accompanying supplement or make a sale pursuant to this prospectus or any accompanying supplement, we are not implying that the information is current as of the date of the delivery or sale.

      In this prospectus:

•	“Allied” or “we,” “us” or “our” refers to Allied Waste Industries, Inc., the parent of Allied NA, and its direct and indirect subsidiaries on a consolidated basis, including Allied NA;

•	“Allied NA” refers to Allied Waste North America, Inc. and its direct and indirect subsidiaries; and

•	“AWNA Trust” refers AWNA Trust, a subsidiary of Allied.

      AWNA Trust was formed for the purpose of issuing trust preferred securities. AWNA Trust was created under the Delaware Statutory Trust Act and will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of AWNA Trust and Allied. The declaration will be qualified under the Trust Indenture Act of 1939, as amended.

      When AWNA Trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of AWNA Trust. Allied will acquire all of the issued and outstanding trust common securities of AWNA Trust, representing an undivided beneficial interest in the assets of AWNA Trust of at least 3%.

      AWNA Trust exists primarily for the purposes of:

•	issuing its trust preferred and trust common securities;

•	investing the proceeds from the sale of its securities in Allied NA’s debt securities; and

•	engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Allied NA’s debt securities.

      The number of trustees of AWNA Trust will initially be three. One of the trustees will be an individual who is an officer or employee of Allied. The second trustee will be U.S. Bank National Association, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939, as amended. The third trustee will be U.S. Bank Trust National Association, which has its principal place of business in the State of Delaware.

      U.S. Bank National Association, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939, as amended.

      Unless otherwise provided in the applicable prospectus supplement, because Allied will own all of the trust common securities of AWNA Trust, Allied will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The terms of AWNA Trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

      The rights of the holders of the trust preferred securities of AWNA Trust, including economic rights, rights to information and voting rights and the duties and obligations of the trustees of AWNA Trust, will be contained in and governed by the declaration of AWNA Trust (as it may be amended and restated from time to time), the Delaware Statutory Trust Act and the Trust Indenture Act of 1939.

      The address of the principal office of AWNA Trust is c/o Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260 and the telephone number is (480) 627-2700.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the “Commission,” utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. In addition, some of our shareholders may sell shares of our common stock under our shelf registration statement. This prospectus provides you with a general description of the securities we or any selling shareholders may offer. Each time we or any selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information.”

      We have not included separate financial statements of AWNA Trust in this prospectus. We do not consider such financial statements material to holders of the trust preferred securities because:

•	the trust is a newly created special purpose entity;

•	the trust has no operating history or independent operations; and

•	the trust is not engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding Allied NA’s debt securities and engaging in related activities.

      Furthermore, the combination of Allied NA’s obligations under the debt securities, the associated indentures, the declarations of trust and the guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that AWNA Trust will file reports with the Commission under the Securities Exchange Act of 1934.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement and related exhibits with the Commission under the Securities Act (Reg. No. 101607). The registration statement contains additional information about us, the debt securities, the preferred stock, our common stock, the debt and equity warrants, the depositary shares, stock purchase contracts, stock purchase units and trust preferred securities. We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder, which we refer to collectively as the “Exchange Act.” You may read and copy any document we file with the Commission at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov.

      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed or terminated.

      (a) Allied’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 22, 2002;

      (b) Allied’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed May 15, 2002;

      (c) Allied’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed August 14, 2002;

      (d) Allied’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed November 8, 2002;

      (e) Allied’s Current Report on Form 8-K, filed June 20, 2002;

      (f) Allied’s Current Report on Form 8-K, filed August 19, 2002;

      (g) Allied’s Proxy Statement related to the annual meeting held on May 29, 2002, filed April 16, 2002; and

      (h) Allied’s Preliminary Proxy Statement, filed December 3, 2002.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Allied Waste Industries, Inc.
15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260
(480) 627-2700

      You may also obtain copies of these filings, at no cost, by accessing our website at http://www.alliedwaste.com; however, the information found on our website is not considered part of this prospectus.

      You should rely only on the information provided in this prospectus and any supplement or incorporated by reference. We have not authorized anyone else to provide you with different information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the Commission. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading “Risk Factors,” and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

v

THE COMPANY

Overview

      We are the second largest, non-hazardous solid waste management company in the United States, and operate as a vertically integrated company that provides collection, transfer, recycling and disposal services for residential, commercial and industrial customers. We serve approximately 10 million customers in 39 states through a network of 343 collection companies, 174 transfer stations, 168 active landfills and 65 recycling facilities. We had revenues of approximately $5.6 billion and $4.1 billion for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.

Business Strategy

      The major components of our business strategy consist of:

•	operating vertically integrated non-hazardous solid waste service businesses with a high rate of waste internalization, defined as transferring and disposing of waste we collect at our own landfills;

•	managing these businesses locally with a strong operations focus on customer service;

•	maintaining or improving our market position through internal development and incremental acquisitions; and

•	maintaining the financial capacity, management capabilities and administrative systems and controls to support on-going operations and future growth.

Industry Trends

      Based on industry data, we estimate that annual revenues of the non-hazardous solid waste industry in the United States are approximately $40.0 billion. Although the non-hazardous solid waste industry has traditionally been very fragmented, particularly in the collection segment of the business, the industry has undergone significant consolidation due to rising costs, regulatory complexities and increased capital requirements. We believe this cycle of industry consolidation has been substantially completed. We believe that the industry is displaying a greater focus on maximization of cash flow and internal growth through initiatives that increase returns on investments. We believe that large integrated public companies that have the requisite management expertise and ready access to capital are best positioned to achieve these goals.

      Generally, revenue growth within the industry has been a function of overall economic and population growth and changing demographics. Industry growth has also been impacted by changes in state and federal regulations, supply of and demand for disposal capacity and consumer awareness of environmental matters. While the companies within the industry provide essential services, their revenue growth has been, and will continue to be impacted by changes in general economic and industry specific trends.

Recent Developments

      On November 15, 2002 and November 26, 2002, Allied NA issued $300 million and $75 million, respectively, in aggregate principal amount of its 9 1/4% Senior Notes due 2012, or collectively the November 2002 senior notes, in a private placement under Rule 144A and Regulation S of the Securities Act. We used the net proceeds from the sale of the November 2002 senior notes to ratably repay portions of tranches A, B and C of the term loans under our credit facility.

RISK FACTORS

      You should carefully consider the following risks and all of the information set forth in this prospectus and any accompanying prospectus supplement before investing in our securities.

Our substantial indebtedness could restrict our operations, make us more vulnerable to adverse economic conditions and make it more difficult for us to make payments on our debt.

      We have had and will continue to have a substantial amount of outstanding indebtedness with significant debt service requirements. As of September 30, 2002, we had approximately $9.0 billion of consolidated indebtedness. Of the total amount of indebtedness incurred by us, approximately $2.0 billion was senior subordinated debt. Earnings were sufficient to cover fixed charges for the year ended December 31, 2001 by $224.3 million, and earnings were sufficient to cover fixed charges for the nine months ended September 30, 2002 by $272.5 million.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to economic downturns in the industry in which we operate;

•	increase our vulnerability to interest rate increases to the extent any of our variable rate debt is not hedged;

•	place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow;

•	limit our flexibility in planning for, or reacting to changes in our business and the industry in which we operate;

•	limit, among other things, our ability to borrow additional funds or obtain other financing; and

•	subject us to a greater risk of noncompliance with financial and other restrictive covenants in our indebtedness. The failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material negative effect on us.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of September 30, 2002, our indentures permit us to incur substantial additional indebtedness under the consolidated EBITDA coverage ratio test. As of September 30, 2002, we had no cash draws outstanding under our $1.3 billion revolving credit facility. As of such date, we had $686 million in letters of credit drawn on the revolving credit facility that support financial assurance purposes, leaving $605 million of availability.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on our indebtedness will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our liquidity needs for the foreseeable future.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, on commercially reasonable terms or at all.

We may not be able to finance future needs or adapt our business plan to changes because of restrictions placed on us by our credit facility, the indentures and the instruments governing our other indebtedness.

      Our credit facility, the indentures and certain of the agreements governing our other indebtedness contain covenants that restrict our ability to make distributions or other payments to our investors and creditors unless certain financial tests or other criteria are satisfied. We must also comply with certain specified financial ratios and tests. In some cases, our subsidiaries are subject to similar restrictions which may restrict their ability to make distributions to us. In addition, our credit facility, the indentures and these other agreements contain additional affirmative and negative covenants, including limitations on our ability to incur additional indebtedness and to make acquisitions and capital expenditures, which could affect our ability to operate our business. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

      If we do not comply with these or other covenants and restrictions contained in our credit facility or the agreements governing our other indebtedness, we could be in default under those agreements, and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our credit facility, the lenders could cause all of our outstanding debt obligations under our credit facility to become due and payable, require us to apply all of our cash to repay such indebtedness or prevent us from making debt service payments on any other indebtedness we owe. If we are unable to repay any borrowings when due, the lenders under our credit facility could proceed against their collateral, which includes most of the assets we own, including the stock and assets of our subsidiaries. In addition, any default under our credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions. If the indebtedness under our credit facility, the $2.0 billion of senior subordinated notes, the $850 million of BFI debt which we assumed in connection with our acquisition of BFI, the $1.7 billion of senior notes issued in December 1998, the $600 million of senior notes issued in January 2001, the $750 million of senior notes issued in November 2001 or the $375 million of senior notes issued in November 2002 is accelerated, we may not have sufficient assets to repay amounts due under our credit facility, the 1999 senior subordinated notes, the assumed BFI debt, the 1998 senior notes, the January 2001 senior notes, the November 2001 senior notes, the November 2002 senior notes or under other debt securities then outstanding. Our ability to comply with these provisions of our credit facility, the indentures and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

We compete with large companies and municipalities that may have greater financial and operational resources. We also compete with the use of alternatives to landfill disposal in part because of state requirements to reduce landfill disposal and we cannot assure you that we will continue to operate our landfills at currently estimated volumes.

      The non-hazardous waste collection and disposal industry is highly competitive. We compete with large companies and municipalities which may have greater financial and operations resources. We also compete with the use of alternatives to landfill disposal because of state requirements to reduce landfill disposal and we cannot ensure that our landfills will continue to operate at full capacity. The non-hazardous waste collection and disposal industry is led by three large national waste management companies: Allied, Waste Management, Inc., and Republic Services, Inc. It also includes numerous regional and local companies. Many counties and municipalities that operate their own waste collection and disposal facilities have the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions.

      We encounter competition due to the use of alternatives to landfill disposal, such as recycling and incineration. Further, most of the states or municipalities in which we operate landfills have adopted comprehensive solid waste master plans that specify waste management planning programs. Periodically, agencies update and modify these solid waste master plans based upon local needs. We cannot assure you that such plans will not have a negative effect on the prices we charge for landfill disposal services and/or the volume of waste going to landfills in certain areas. We also encounter competition in our acquisition of landfills and collection operations. This competition is due to our competitors’ interest in acquiring solid waste assets.

We may have potential difficulties in obtaining suitable landfills, collection operations, transfer stations and permits and/or expanding the permitted capacity of our existing landfills, which could have a negative impact on our business strategy.

      Over the long term, our ability to continue to sustain our current vertical integration strategy will depend on our ability to maintain appropriately located landfill capacity, collection operations and transfer stations. We cannot assure you that we will be able to replace such assets either timely or cost effectively or integrate acquisition candidates effectively or profitably. Further, we cannot assure you that we will be successful in expanding the permitted capacity of our current landfills once our landfill capacity is full. In such event, we may have to dispose collected waste at landfills operated by our competitors or haul the waste long distances at a higher cost to another of our landfills, which could significantly increase our waste disposal expenses, including closure and post-closure expenses and landfill amortization.

      In the past, we have incurred non-cash losses on sales of assets when it was determined that re-deployment of the proceeds from the sale of such assets either to pay down debt or to purchase other assets that improve our integrated operation strategy was economically beneficial. If such decisions are made in the future, we could incur additional non-cash losses on asset sales. In addition, the decision to divest of certain assets could result in goodwill being impaired, causing a non-cash charge to earnings.

      Acquisitions may increase our capital requirements because acquisitions require capital, and competition with other solid waste companies that have a similar acquisition strategy may increase prices. In addition, we cannot assure you that we will successfully obtain the permits we require to operate our business because permits to operate non-hazardous solid waste landfills and to expand the permitted capacity of existing landfills are difficult and expensive to obtain. Permits often take years to obtain as a result of numerous hearings and compliance with zoning, environmental and other regulatory measures. These permits are also often subject to resistance from citizen or other groups and other political pressures. Our failure to obtain the required permits to operate non-hazardous solid waste landfills could have a material negative effect on our future results of operations.

We have a limited operating history with regard to recently acquired businesses.

      During 1999, 2000 and 2001, we acquired companies, including BFI, with annualized revenues of approximately $5.3 billion and sold operations with annualized revenues of approximately $1.3 billion. Thus, we have only a limited history of operating a significant portion of our business. It is also possible that we will acquire landfills, collection operations and transfer stations in the future. Although we have substantially completed the integration of BFI, future acquisitions may pose integration problems and expected financial benefits and operational efficiencies may not be realized. If we fail to effectively integrate acquired operations, this could have a material negative effect on our future results of operations and financial position.

The solid waste industry is a capital-intensive industry that may consume cash from our operations and borrowings.

      Our ability to remain competitive, sustain growth and expand operations largely depends on our cash flow from operations and access to capital. We intend to fund our cash needs through cash flow from operations, available cash and borrowings under our credit facility, if necessary. We spent approximately $597 million for capital expenditures and closure and post-closure and remediation expenditures related to our landfill operations during 2001 and approximately $490 million during the nine months ended September 30, 2002. We expect to spend a total of approximately $655 million for these purposes in 2002. If we undertake more acquisitions or further expand our operations, the amount we expend on capital, closure and post-closure and remediation expenditures will increase. The increase in expenditures may result in low levels of working capital or require us to finance working capital deficits.

      Our cash needs will increase if the expenditures for closure and post-closure monitoring exceed the current estimates for these costs. Expenditures for these costs may increase as a result of any federal, state or local government regulatory action, including changes in closing or monitoring activities, types and quantities of materials used or the period of required post-closure monitoring. These factors, together with those discussed above, could substantially increase our operating costs and therefore impair our ability to invest in our existing facilities or new facilities.

      We are required to provide certain financial assurances to governmental agencies under applicable environmental regulations relating to our landfill and collection operations. As of September 30, 2002, we had outstanding approximately $1.6 billion in financial assurance obligations relating to our landfill operations. These financial assurances include surety bonds, letters of credit, insurance policies and trust deposits required principally to secure our estimated landfill closure and post-closure obligations and collection contracts. Additionally, we have letters of credit of approximately $477 million for performance contracts, insurance and collateral for other obligations. The mix of financial assurance instruments may change in the future, which may result in an increased use of letters of credit as financial assurance instruments. We cannot assure you that the level of financial assurance obligations that we are required to provide will be available in the future. Letters of credit provided as financial assurance are issued under our credit facility and as such are a use of borrowing availability. Additionally, as of September 30, 2002, we had approximately $585 million in operational performance bonds with various municipalities and approximately $54 million of financial guarantee bonds related to collateral for other obligations.

      Our ability to pay our debt obligations or to refinance our indebtedness depends on our future performance. Our future performance may be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We believe that our current available cash flow and borrowings available under our credit facility and other sources of liquidity will be sufficient to meet our anticipated future requirements for working capital, letters of credit, closure, post-closure and remediation expenditures, acquisition related expenditures and capital expenditures.

      We may need to refinance our credit facility, the 1999 senior subordinated notes, the assumed BFI debt, the 1998 senior notes, the January 2001 senior notes, the November 2001 senior notes, the November 2002 senior notes and/or other indebtedness to pay the principal amounts due at maturity. In addition, we may need additional capital to fund future acquisitions and the integration of solid waste businesses. We cannot assure you that our business will generate sufficient cash flow or that we will be able to obtain sufficient funds to enable us to pay our debt obligations and capital expenditures. In addition, we may be unable to refinance our debt obligation on commercially reasonable terms or at all.

      At September 30, 2002, approximately 96% of our debt had a fixed rate of interest, 68% directly and 28% through interest rate swap agreements. The amount of this swap contract portfolio was $2.6 billion. Upon the de-designation of $1.5 billion of this portfolio, non-cash mark to market gains and losses based on changes in future yield curves will be recorded in the statement of operations. Changes in the yield curves could result in volatility in the statement of operations.

The U.S. economy has recently experienced a downturn, which has had an adverse impact on our operating performance. If the downturn continues or worsens, it could continue to have a negative effect on our results of operations.

      Our business is affected by general economic conditions. The continued weakness in the U.S. economy has had a negative effect on our operating results, including decreases in revenues and EBITDA. Additionally, as is expected in a down-cycle economic environment, we have experienced the negative effects of reductions in the rate of volume growth at our landfills, as well as increased competitive pricing pressure and customer turnover. If economic conditions continue to deteriorate or fail to recover, such economic conditions will continue to put pressure on the volume of waste being disposed of at our facilities and the pricing that we are able to procure for our services. In addition, worsening economic conditions may lead to further negative effects of customer turnover. There can be no assurance that current economic conditions or worsening economic conditions will not have a significant adverse impact on our operating results.

We may be affected by adverse weather conditions.

      Our collection and landfill operations could be adversely affected by long periods of inclement weather which interfere with collection and landfill operations, delay the development of landfill capacity and/or reduce the volume of waste generated by our customers. In addition, certain of our operations may be temporarily suspended as a result of particularly harsh weather conditions. Severe weather can negatively effect our costs of collection and disposal. Long periods of inclement weather could have an adverse effect on our results of operations.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

      We depend highly upon our senior management team. We will continue to require operations management personnel with waste industry experience. We do not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could materially adversely affect our operations and financial condition.

We are subject to costly environmental regulations and environmental litigation.

      Our equipment, facilities, and operations are subject to extensive and changing federal, state, and local environmental laws and regulations relating to environmental protection and occupational health and safety. These include, among other things, laws and regulations governing the use, treatment, storage, and disposal of solid and hazardous wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances.

      Our compliance with regulatory requirements is costly. We are often required to enhance or replace our equipment and to modify landfill operations or initiate final closure of a landfill. We cannot assure you that we will be able to implement price increases sufficient to offset the cost of complying with these standards. In addition, environmental regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums in addition to those presently accrued for such purposes.

      In addition to the costs of complying with environmental regulations, we may incur costs to defend against litigation brought by government agencies and private parties who allege we are in violation of our environmental permits. As a result, we may be required to pay fines or our permits and licenses may be modified or revoked. We are, and also may be in the future, defendants in lawsuits brought by governmental agencies and surrounding landowners who assert claims alleging environmental damage, personal injury and property damage. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could have a material negative effect on our financial condition.

      Certain of our waste disposal operations traverse state and county boundaries. In the future, our collection, transfer and landfill operations may also be affected by proposed federal legislation that authorizes the states to enact legislation governing interstate shipments of waste. Such proposed federal legislation may allow individual states to prohibit or limit importing out-of-state waste to be disposed of and may require states, under certain circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which we operate landfills that receive a significant portion of waste originating from out-of-state, our operations could be negatively affected. We believe that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in the states’ landfills. Our collection, transfer and landfill operations may also be affected by “flow control” legislation which may be proposed in the United States Congress. This proposed federal legislation may allow states and local governments to direct waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments with jurisdiction over our landfills could act to limit or prohibit disposal or processing of waste in our landfills.

We may have potential environmental liabilities that are greater than our insurance coverage.

      We may incur liabilities for the deterioration of the environment as a result of our operations. Any substantial liability for environmental damage could materially adversely affect our operating results and financial condition. Due to the limited level of our purchased insurance coverage of environmental liability, if we were to incur substantial financial liability for environmental damage, our business and financial condition could be materially adversely affected.

We may have additional hazardous substances liability.

      We are a potentially responsible party at many sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, and analogous state laws. CERCLA provides for the remediation of contaminated facilities and imposes strict, joint and several liability on current and former owners or operators of a facility at which there has been a release or a threatened release of a “hazardous substance,” on persons who arrange for the disposal of such substances at the facility and on persons who transport such substances to the facility. Hundreds of substances are defined as “hazardous” under CERCLA and their presence, even in minute amounts, can result in substantial liability. The expense of conducting such a cleanup can be significant. We have significant liabilities under these laws, primarily due to acquired businesses and properties and their former operations. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have additional liability, because such substances may be present in waste collected by us or disposed of in our landfills, or in waste collected, transported or disposed of in the past by acquired companies. In addition, actual costs for these liabilities could be significantly greater than amounts presently accrued for these purposes.

There may be undisclosed liabilities associated with our acquisitions.

      In connection with any acquisition made by us, there may be liabilities that we fail to discover or are unable to discover including liabilities arising from non-compliance with environmental laws by prior owners and for which we, as successor owner, may be responsible. Similarly, we incur capitalized costs associated with acquisitions or other business ventures, which may never be consummated, resulting in a potential charge to earnings.

We are subject to examination by various federal and state taxing authorities.

      We are currently under examination by various federal and state taxing authorities for certain tax years. Any material disagreement with a taxing authority could result in large cash expenditures and adversely affect our operating results and financial condition. A federal income tax audit for the years ended December 31, 1998 and 1999, as well as BFI’s tax years ended September 30, 1996 through July 30, 1999, is ongoing. During the second quarter of 2002, we received notification from the IRS disallowing all of a capital loss included in BFI’s July 30, 1999 tax return. If such disallowance is upheld, we estimate we could owe additional federal and state tax of up to $310 million and accrued interest through September 30, 2002 of approximately $38 million. We also received notification from the IRS assessing a penalty of between 20% and 40% of the additional income tax resulting from the disallowance. In October 2002, the IRS issued a revenue procedure outlining two resolution alternatives related to this matter. Taxpayers can elect to participate under this revenue procedure if certain eligibility requirements are met. We are currently evaluating the IRS issuance.

      We believe that the resolution of this matter will entail efforts including administrative appeals and litigation extending over several years. We believe an unfavorable result of this matter could require future potential cash expenditures that could have a material negative effect on our financial condition.

There may be risks related to our prior use of Arthur Andersen LLP as our independent accountants.

      As of August 30, 2002, Arthur Andersen LLP, our former independent accountants, ceased practicing before the Commission. Events leading to Arthur Andersen’s inability to provide services may materially and adversely affect the ability of Arthur Andersen to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen’s audit of our financial statements incorporated by reference in this prospectus, and may impede our access to the capital markets after completion of this offering.

      We are required to file with the Commission periodic reports containing financial statements audited or reviewed by an independent public accountant. In addition, the indentures and our credit facility require that we deliver periodic reports and certificates, many of which will include financial statements or calculations that, in some cases, are required to be audited or reviewed by independent public accountants. Further, Commission rules require us to include or incorporate by reference in these reports audited financial statements for prior periods. As a result, we will be required to present audited financial statements for one or more prior periods audited by Arthur Andersen. Our access to the capital markets and our ability to comply with our reporting obligations in a timely manner, whether statutory or contractual, could be adversely affected if the Commission ceases accepting financial statements audited by Arthur Andersen. Our access to the capital markets may also be adversely affected if underwriters and other third parties cease to rely on financial statements audited by Arthur Andersen and, therefore, refuse to enter into transactions with companies with those financial statements. Our consolidated financial statements as of December 31, 2000 and for each of the fiscal years in the two-year period ended December 31, 2000, incorporated by reference in this prospectus, have been audited by Arthur Andersen. We were unable to obtain a consent from Arthur Andersen to include in this prospectus its audit report with respect to these financial statements. As a result, we filed the registration statement of which this prospectus is a part, and will file any amendment to the registration statement, in reliance on temporary rules issued by the Commission which relieves an issuer from the obligation to obtain the consent of Arthur Andersen in specified cases. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you may not recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements. Our consolidated financial statements as of and for the year ended December 31, 2001, included in our Current Report on Form 8-K, filed August 19, 2002, incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP.

USE OF PROCEEDS

      Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes, including repaying or refinancing bank borrowings, and for working capital, capital expenditures and other acquisitions. The factors which we will consider in any refinancing will include the amount and characteristics of any debt securities issued and may include, among other things, the impact of such refinancing on our interest coverage, debt-to-capital ratio, liquidity and earnings per share. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we expect to reduce indebtedness under our bank credit agreement.

      AWNA Trust will use all proceeds from the sale of trust preferred securities and trust common securities to purchase Allied NA’s debt securities.

ACCOUNTING TREATMENT RELATING TO TRUST PREFERRED SECURITIES

      The financial statements of AWNA Trust will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Allied-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Allied NA debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for the periods indicated are as follows:

	For the Year Ended December 31,						For the Nine
Months Ended
	1997	1998		1999	2000	2001	September 30, 2002

Ratio of earnings to fixed charges(1)	1.5x		*	*	1.4x	1.3x	1.4x
Ratio of earnings to fixed charges and preferred stock dividends(1)	—	—		**	1.3x	1.2x	1.3x

(1)	For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before taxes and fixed charges (exclusive of preferred stock dividends). For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and the interest component of rent expense.

*	Earnings were insufficient to cover fixed charges by $122.0 million in 1998 and $252.7 million in 1999.

**	Earnings were insufficient to cover fixed charges and preferred stock dividends by $280.5 million in 1999.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior, senior subordinated or subordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally by Allied and the Subsidiary Guarantors. The debt securities will be issued under one or more indentures or indenture supplements between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures or supplemental indentures are summaries of certain anticipated provisions of the indentures or supplemental indentures and are not complete. We will file a copy of the indentures or supplemental indentures with the Commission at or before the time of the offering of the applicable series of debt securities. You should refer to those indentures or supplemental indentures for the complete terms of the debt securities.

General

      We may issue debt securities that rank “senior,” “senior subordinated” or “subordinated.” The debt securities that we refer to as “senior securities” will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with the senior subordinated notes and any other senior subordinated indebtedness. We refer to these as “senior subordinated securities.” We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “subordinated securities.” We have filed with the registration statement of which this prospectus is part two separate forms of indenture, one for the senior securities and one for the senior subordinated and subordinated securities.

      We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

      We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

      The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

      We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

      Except as may be set forth in any prospectus supplement relating to the debt securities, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

      Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

      If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the applicable trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

      You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

      Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, except as otherwise set forth in the prospectus supplement relating to the debt securities, we may not take any of these actions unless all the following conditions are met:

•	Immediately after the merger, sale of assets or other transaction we are not in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State of the United States or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

•	If, as a result of transaction, our property or that of our restricted subsidiaries becomes subject to a lien prohibited by the indenture, we or the successor entity must secure the senior notes as required by the indenture.

•	We must deliver an officers’ certificate and opinion of counsel to the trustee as specified under the indenture.

Certain Covenants

      Provision of Financial Information. Except as otherwise set forth in the prospectus supplement relating to the debt securities, whether or not required by the rules and regulations of the Commission, so long as any debt securities are outstanding, we will furnish to the holders of debt securities:

•	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file these reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report by our certified independent accountants; and

•	all financial information that would be required to be included in a Form 8-K filed with the Commission if we were required to file this report.

      In addition, except as otherwise set forth in the prospectus supplement relating to the debt securities, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability, unless the Commission will not accept such a filing, and make this information available to investors who request it in writing.

      Additional Covenants. Any additional or different covenants, or modifications to the foregoing covenants, with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Events of Default and Related Matters

      Events of Default. Except as otherwise set forth in the prospectus supplement relating to the debt securities, the term “event of default” means any of the following:

•	We do not pay interest on a debt security within 30 days of its due date;

•	We do not pay the principal or any premium on a debt security on its due date;

•	We do not deposit any sinking fund payment on its due date;

•	We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. The holders of 10% in principal amount of debt securities of the affected series may send the notice;

•	Default in the payment of any of our other indebtedness over a specified amount that results in the acceleration of the maturity of the indebtedness or constitutes a default in the payment of the indebtedness at final maturity, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled;

•	The rendering of a final judgment or judgments against us over a specified amount that remains unstayed, undischarged or unbonded for a period of 60 days thereafter;

•	We or one of our “significant subsidiaries” files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

•	Any other event of default described in the applicable prospectus supplement occurs.

      Except as otherwise set forth in the prospectus supplement relating to the debt securities, the term “significant subsidiary” means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933).

      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. We call this a “declaration of acceleration of maturity.” If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

      The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal, premium, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

      However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

      Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

      There are three types of changes we can make to the indentures and the debt securities:

      Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. Except as otherwise set forth in the prospectus supplement relating to the debt securities, the following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture or to waive certain defaults;

•	reduce the percentage of holders of debt securities required for quorum or voting;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

•	modify any of the foregoing provisions, or any of the provisions relating to the waiver of particular past defaults or particular covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

      Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, we will use a special rule for that security described in the applicable prospectus supplement. An example is if the principal amount is based on an index.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

      Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

      A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case, upon notice given as provided in the indenture.

Discharge, Defeasance and Covenant Defeasance

      Discharge. We may discharge some obligations to holders of any series of debt securities by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

      Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you, except as otherwise set forth in the prospectus supplement relating to the debt securities:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.

      If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

      Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, except as otherwise set forth in the prospectus supplement relating to the debt securities, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

      If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	Any subordination provisions.

•	Certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Option to Defer Interest Payments or to Pay-in-Kind

      If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

Subordination

      We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

      If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

      The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our articles of incorporation and bylaws, as amended. See “Where You Can Find More Information.” You should refer to those documents for the complete terms of our capital stock. This summary is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

General

      Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.10 per share. Our board of directors recently approved an increase in our authorized capital stock by an additional 225,000,000 shares of common stock. Such increase in our authorized capital stock requires the approval of our shareholders. We have filed a preliminary proxy statement with the Commission to call a special shareholders’ meeting to approve the increase in our authorized capital stock.

Preferred Stock

      General. Our board of directors will determine the designations, preferences, limitations and relative rights of the 10,000,000 authorized shares of preferred stock. These include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

      The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

      The following description of the preferred stock sets forth some general terms and provisions of the preferred stock to which a prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation, including any applicable certificates of designation, and our bylaws.

      The prospectus supplement will describe the specific terms as to each issuance of preferred stock, including:

•	the title of the preferred stock;

•	the number of shares of the preferred stock offered;

•	the voting rights of the holders of the preferred stock offered;

•	the offering price of the preferred stock;

•	the dividend rate, when dividends will be paid, or the method of determining the dividend rate if it is based on a formula or not otherwise fixed;

•	the date from which dividends on the preferred stock shall accumulate;

•	the provisions for any auctioning or remarketing, if any, of the preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred stock on a securities exchange;

•	whether the preferred stock will be convertible and, if so, the security into which it is convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the preferred stock will be represented by depositary shares as more fully described under “Description of Depositary Shares”;

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred stock as to dividend and liquidation rights;

•	any limitations on issuance of any preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

      As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

      Rank. Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred stock will, with respect to dividend rights and rights upon liquidation, rank senior to all common stock.

      Dividends. Holders of preferred stock of each series will be entitled to receive cash and/or common stock and/or preferred stock dividends at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred stock may specify a fixed dividend, our board of directors must declare those dividends and they may be paid only out of assets legally available for payment. We will pay each dividend to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors. In the case of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

      Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to declare a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

      If the applicable series is entitled to a cumulative dividend, except as otherwise set forth in the prospectus supplement, we may not declare, or pay or set aside for payment, any full dividends on any other series of preferred stock ranking, as to dividends, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividend periods and the then current dividend period. If the applicable series does not have a cumulative dividend, except as otherwise set forth in the prospectus supplement, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, except as otherwise set forth in the prospectus supplement, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative preferred stock. Except as otherwise set forth in the prospectus supplement, no interest will be payable in respect of any dividend payment that may be in arrears.

      Except as provided in the immediately preceding paragraph or in the applicable prospectus supplement, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any dividends or other distributions upon common stock or any other capital stock ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. Except as otherwise set forth in the prospectus supplement, the foregoing restriction does not apply to dividends or other distributions paid in common stock or other capital stock ranking junior to the applicable series as to dividends and upon liquidation.

      If the applicable series is noncumulative, except as otherwise set forth in the prospectus supplement, we need only declare, and pay or set aside for payment, the dividend for the then current period, before declaring dividends or distributions on common stock or junior or parity securities. In addition, under the circumstances that we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any common stock or other parity or junior capital stock, except upon conversion into or exchange for common stock or other junior capital stock. Except as otherwise set forth in the prospectus supplement, we may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

      Except as otherwise set forth in the prospectus supplement, we will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

      Redemption. We may have the right or may be required to redeem one or more series of preferred stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

      If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. Except as otherwise set forth in the prospectus supplement, the redemption price will include all accrued and unpaid dividends, except in the case of a noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

      Liquidation Preference. The applicable prospectus supplement will show the liquidation preference of the applicable series. Except as otherwise set forth in the prospectus supplement, upon any voluntary or involuntary liquidation, before any distribution may be made to the holders of common stock or any other capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of assets of ours legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all dividends accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, except as otherwise set forth in the prospectus supplement, the holders of preferred stock will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred stock, except as otherwise set forth in the prospectus supplement, our remaining assets will be distributed among the holders of any other capital stock ranking junior to the preferred stock upon liquidation, according to their rights and preferences and in each case according to their number of shares.

      Except as otherwise set forth in the prospectus supplement, if, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of an applicable series and the corresponding amounts payable on all shares of other capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

      Except as otherwise set forth in the prospectus supplement, for these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation.

      Voting Rights. Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

      As more fully described under “Description of Depositary Shares,” if we elect to issue Depositary Shares, each representing a fraction of a share of a series, each holder will, in effect, be entitled to the fraction of a vote per Depositary Share.

      Conversion Rights. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred stock into common stock or any other class or series of capital stock. The terms will include the number of shares of common stock or other securities into which the shares are convertible, the conversion price, or the manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

      Our Exchange Rights. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred stock for debt securities. If an exchange is required, except as otherwise set forth in the prospectus supplement, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred stock. Except as otherwise set forth in the prospectus supplement, the other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

Common Stock

      Voting Rights. Holders of common stock are entitled to one vote per share on each matter to be decided by the shareholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. This provision of our bylaws may only be modified by amendment adopted by the shareholders. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

      Dividend Rights and Limitations. Except as otherwise set forth in the prospectus supplement, holders of common stock will be entitled to receive ratably the dividends, if any, as the board of directors may declare from time to time out of funds legally available for this purpose.

      Except as otherwise set forth in the prospectus supplement, dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures.

      Liquidation Rights. Except as otherwise set forth in the prospectus supplement, in the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in our remaining assets available for distribution.

      Miscellaneous. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

      Reference is made to the applicable prospectus supplement relating to the common stock offered by that prospectus supplement for specific terms, including:

•	amount and number of shares offered;

•	the initial offering price, if any, and market price; and

•	information with respect to dividends.

DESCRIPTION OF DEPOSITARY SHARES

General

      The description shown below, and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares, does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of depositary shares. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

      We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

      Except as otherwise set forth in the prospectus supplement, a depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Except as otherwise set forth in the prospectus supplement, fractions will be rounded down to the nearest whole cent.

      Except as otherwise set forth in the prospectus supplement, if the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, except as otherwise set forth in the prospectus supplement, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

      Except as otherwise set forth in the prospectus supplement, no distributions will be made on any depositary shares that represent preferred stock converted or exchanged. Except as otherwise set forth in the prospectus supplement, the deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. Except as otherwise set forth in the prospectus supplement, all distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Stock

      Except as otherwise set forth in the prospectus supplement, you may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Except as otherwise set forth in the prospectus supplement, partial shares of preferred stock will not be issued. Except as otherwise set forth in the prospectus supplement, if the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, except as otherwise set forth in the prospectus supplement, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

      If we redeem a series of the preferred stock underlying the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will redeem those shares from the redemption proceeds received by it. Except as otherwise set forth in the prospectus supplement, the depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares at their addresses appearing in the depositary’s books. Except as otherwise set forth in the prospectus supplement, the redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Except as otherwise set forth in the prospectus supplement, the redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will select the depositary shares for redemption by lot or pro rata as the depositary may determine.

      Except as otherwise set forth in the prospectus supplement, after the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. Except as otherwise set forth in the prospectus supplement, all rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Except as otherwise set forth in the prospectus supplement, receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

      Except as otherwise set forth in the prospectus supplement, upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Except as otherwise set forth in the prospectus supplement, each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. Except as otherwise set forth in the prospectus supplement, if you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation Preference

      Except as otherwise set forth in the prospectus supplement, upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Stock

      Except as otherwise set forth in the prospectus supplement, the depositary shares will not themselves be convertible into or exchangeable for common stock, preferred stock or any of our other securities or property. If so specified in the prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. Except as otherwise set forth in the prospectus supplement, we will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

      As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock issued to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged, for the preferred stock; and

•	if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

      Except as otherwise set forth in the prospectus supplement, we and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. Except as otherwise set forth in the prospectus supplement, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.

      Except as otherwise set forth in the prospectus supplement, any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, except as otherwise set forth in the prospectus supplement, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, except as otherwise set forth in the prospectus supplement, a deposit agreement will automatically terminate if:

•	all depositary shares outstanding under it shall have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

      Except as otherwise set forth in the prospectus supplement, we will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, except as otherwise set forth in the prospectus supplement, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, except as otherwise set forth in the prospectus supplement, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

      A depositary may resign at any time by delivering to us notice of its election to do so. In addition, except as otherwise set forth in the prospectus supplement, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. Except as otherwise set forth in the prospectus supplement, we must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. Except as otherwise set forth in the prospectus supplement, a depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

      Except as otherwise set forth in the prospectus supplement, a depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.

      Except as otherwise set forth in the prospectus supplement, neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Except as otherwise set forth in the prospectus supplement, our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Except as otherwise set forth in the prospectus supplement, neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. Except as otherwise set forth in the prospectus supplement, we and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

      If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, except as otherwise set forth in the prospectus supplement, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the Commission at or before the time of the offering of the applicable series of warrants.

      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will deem the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrant;

•	the name of the warrant agent; and

•	the other terms of the warrants.

      Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

      Except as otherwise set forth in the prospectus supplement, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The terms of the trust preferred securities will include those stated in the declaration of trust (as it may be amended and restated from time to time) and those made a part of that declaration by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the declaration of trust and the trust preferred securities are summaries of certain anticipated provisions of the declaration of trust and the trust preferred securities and are not complete. This summary is subject to and qualified by reference to the description of the particular terms of the trust preferred securities described in the applicable prospectus supplement.

      We have previously filed with the Commission copies of the form of the declaration of trust. Please read “Where You Can Find More Information.”

      The prospectus supplement relating to trust preferred securities will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

•	any repurchase, redemption or exchange provisions;

•	any preference or subordination rights upon a default or liquidation of the trust;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      Except as otherwise set forth in the prospectus supplement, the regular trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

      Except as otherwise set forth in the prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. Except as otherwise set forth in the prospectus supplement, the property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. Except as otherwise set forth in the prospectus supplement, we will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

      In the prospectus supplement, we will also describe certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities.

The Trust Preferred Securities Guarantee

      Except as otherwise set forth in the prospectus supplement, Allied will fully and unconditionally guarantee payments on the trust preferred securities as described in this section. The guarantee covers the following payments:

•	periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

•	payments on dissolution of each trust; and

•	payments on redemption of trust preferred securities of each trust.

      U.S. Bank National Association, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

      We have summarized selected provisions of the guarantee below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which will be filed with the Commission upon the issuance of any trust preferred securities. Please read “Where You Can Find More Information.”

      Except as otherwise set forth in the prospectus supplement, Allied will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by the trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Allied has made corresponding payments on the debt securities to the property trustee of the trust; and

•	payments upon the dissolution of the trust equal to the lesser of:

•	the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and

•	the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

      Allied will not be required to make these liquidation payments if.

•	the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

      Except as otherwise set forth in the prospectus supplement, Allied may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable trust to make the payment to them.

      Except as otherwise set forth in the prospectus supplement, each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. EXCEPT AS OTHERWISE SET FORTH IN THE PROSPECTUS SUPPLEMENT, THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT ALLIED HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. EXCEPT AS OTHERWISE SET FORTH IN THE PROSPECTUS SUPPLEMENT, IF ALLIED DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND ALLIED WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

      Allied’s obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

Covenants of Allied

      Except as otherwise set forth in the prospectus supplement, in the guarantee, Allied will agree that, as long as any trust preferred securities issued by the trust are outstanding, Allied will not make the payments and distributions described below if:

•	it is in default on its guarantee payments or other payment obligations under the guarantee;

•	any trust enforcement event under the declaration of trust has occurred and is continuing; or

•	Allied has elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

      Except as otherwise set forth in the prospectus supplement, in these circumstances, Allied will agree that it will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by Allied of the debt of any subsidiary of Allied if such guarantee ranks equally with or junior in interest to the debt securities.

      However, except as otherwise set forth in the prospectus supplement, even during such circumstances, Allied may:

•	purchase or acquire its capital stock in connection with the satisfaction by it of its obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring it to purchase its capital stock;

•	reclassify its capital stock or exchange or convert one class or series of its capital stock for another class or series of its capital stock;

•	purchase fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	declare dividends or distributions in its capital stock;

•	redeem or repurchase any rights pursuant to a rights agreement; and

•	make payments under the guarantee related to the trust preferred securities.

      In addition, as long as trust preferred securities issued by any trust are outstanding and except as otherwise set forth in the prospectus supplement, Allied will agree that it will:

•	remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

•	permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust;

•	use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

Amendments and Assignment

      Except as otherwise set forth in the prospectus supplement, Allied and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases and except as otherwise set forth in the prospectus supplement, Allied and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

      Except as otherwise set forth in the prospectus supplement, Allied may assign its obligations under the guarantee only in connection with a consolidation, merger or asset sale involving Allied permitted under the indenture governing the debt securities.

Termination of the Guarantee

      Except as otherwise set forth in the prospectus supplement, a guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the applicable trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

•	full payment of the amounts payable upon liquidation of that trust.

      The guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

Status of the Guarantee

      Except as otherwise set forth in the prospectus supplement, Allied’s obligations under the guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of the guarantee with respect to Allied’s capital stock and other liabilities, including other guarantees.

      Except as otherwise set forth in the prospectus supplement, the guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

      The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Allied to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      Except as otherwise set forth in the prospectus supplement, if the guarantee trustee fails to enforce the guarantee or Allied fails to make a guarantee payment, you may institute a legal proceeding directly against Allied to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

Periodic Reports Under Guarantee

      Except as otherwise set forth in the prospectus supplement, Allied will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

Duties of Guarantee Trustee

      Except as otherwise set forth in the prospectus supplement, the guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantee does not contain any implied covenants. If a default occurs on the guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Except as otherwise set forth in the prospectus supplement, the guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

Governing Law

      New York law will govern the guarantee.

SELLING SHAREHOLDERS

      The selling shareholders may be our directors, executive officers, former directors, employees or holders of our common stock. The prospectus supplement for any offering of the common stock by selling shareholders will include the following information:

•	the names of the selling shareholders;

•	the nature of any position, office or other material relationship which each selling shareholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of shares held by each of the selling shareholders before the offering;

•	the percentage of the common stock held by each of the selling shareholders after the offering; and

•	the number of shares of our common stock offered by each of the selling shareholders.

PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. In addition, some of our shareholders may sell shares of our common stock under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and any selling shareholders have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

      We or any selling shareholders may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      We or any selling shareholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or any selling shareholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

      We will describe in the applicable prospectus supplement any compensation we or any selling shareholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or any selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

LEGAL MATTERS

      Latham & Watkins, New York, New York, will issue an opinion about certain legal matters with respect to the securities for us. Certain matters of Delaware law regarding the validity of the trust preferred securities will be issued by Dorsey & Whitney LLP, Minneapolis, Minnesota. Any underwriters will be advised regarding other issues relating to any offering by their own legal counsel.

EXPERTS

      The consolidated financial statements of Allied Waste Industries, Inc. as of December 31, 2001 and for the year then ended, incorporated in this registration statement, which includes this prospectus, by reference to Allied’s Current Report on Form 8-K, dated August 19, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Allied as of December 31, 2000 and for each of the two years in the period ended December 31, 2000, incorporated in this registration statement by reference to Allied’s Current Report on Form 8-K, dated August 19, 2002, have been audited by Arthur Andersen LLP, independent accountants, as stated in their report with respect thereto. The consolidated financial statements of BFI as of December 31, 2000 and 2001 included in Allied’s annual report for the year ended December 31, 2001 on Form 10-K and for the two years in the period ended December 31, 2001, the five months ended December 31, 1999 and the ten months ended July 30, 1999, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent accountants, as stated in their reports with respect thereto. We have not been able to obtain Arthur Andersen’s consent to the incorporation by reference in this registration statement and Arthur Andersen did not give permission to use such report in the registration statement. See “Risk Factors — There may be risks related to our prior use of Arthur Andersen LLP as our independent accountants.”